UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12
ARISTA NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Friday, May 30, 2025

Dear Stockholders of Arista Networks, Inc.:

The 2025 annual meeting of stockholders of Arista Networks, Inc. (the “Company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”), will be held on Friday, May 30, 2025 at 11:00 a.m. Pacific Time. The Annual Meeting will be conducted in a virtual format to provide convenience to our stockholders and enable increased stockholder participation. You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/ANET2025. To access the virtual meeting, you will need to enter the control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or on the instructions that accompanied your proxy materials.

Our board of directors has fixed the close of business on April 2, 2025 as the record date for the Annual Meeting. Only stockholders of record on April 2, 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending the Annual Meeting as a stockholder, you must follow the instructions set forth on page 10 of the accompanying proxy statement.

On or about April 16, 2025, we expect to mail to our stockholders the Notice, which provides instructions on how to access our proxy statement for the Annual Meeting and our annual report to stockholders, how to vote online or by telephone, and how to receive a paper copy of the proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Arista Networks, Inc. and look forward to either greeting you virtually at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

JAYSHREE ULLAL
Chief Executive Officer, President and Chairperson
Santa Clara, California
April 16, 2025

2025 PROXY STATEMENT	i

RELATED PERSON TRANSACTIONS	78
Policies and Procedures for Related Person Transactions	78

OTHER MATTERS	79
Householding	79
Stockholder Proposals	79

Availability of Bylaws	80
Fiscal Year 2024 Annual Report and SEC Filings	80

APPENDICES
Appendix A – Reconciliation of GAAP to Non-GAAP Financial Measures	A-1

ii

 2025 PROXY STATEMENT SUMMARY

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of stockholders of Arista Networks, Inc. (the “Company” or “Arista”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). Our principal executive offices are located at 5453 Great America Parkway, Santa Clara, California 95054. This summary highlights information contained in this proxy statement. We encourage you to read the entire proxy statement for more information prior to voting.

Proposals and Board Recommendations

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Proposal for your Vote: Page 34

Elect three Class II directors to serve until the 2028 annual meeting of stockholders

Board Voting Recommendation:

FOR the election of Charles Giancarlo, Daniel Scheinman and Yvonne Wassenaar

2	Proposal for your Vote: Page 35 Advisory vote to approve our named executive officer compensation Board Voting Recommendation: FOR
3	Proposal for your Vote: Page 36 Ratification of the appointment of Ernest & Young LLP as our independent registered public accounting firm Board Voting Recommendation: FOR

Director Nominees

Name and Occupation	Age	Director Since	Independent	Committees

Charles Giancarlo, Director	67	2013		Compensation

Daniel Scheinman, Director	62	2011		Compensation and Nominating and Corporate Governance

Yvonne Wassenaar, Director	56	2022		Audit and Nominating and Corporate Governance

2025 PROXY STATEMENT	1

2024 Business Highlights

Board of Directors Snapshot

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Corporate Governance Highlights

We are committed to having sound corporate governance principles that we believe serve the best interest of all our stockholders. Some highlights of our corporate governance practices are listed below. In addition, we regularly evaluate our practices against prevailing best practices and emerging and evolving topics identified through stockholder outreach, current literature and corporate governance organizations.

Executive Compensation Highlights

Annual review of our executive compensation program

Performance-based equity for CEO and other senior officers

Independent compensation consultant
Stock Ownership Guidelines for CEO

Clawback Policy for executive officers

No executive-only retirement programs

No excise tax gross-ups

2025 PROXY STATEMENT	3

 OUR COMMITMENT TO CORPORATE RESPONSIBILITY

Arista is committed to transparency, engagement and consistent communication of our environmental, social & governance strategies and programs. While our core competency is designing, manufacturing and delivering leading software driven cloud networking solutions, Arista is dedicated to delivering a superior client experience, increasing shareholder value, serving our communities and creating a workplace where talent can thrive. To maximize our efforts, we focus our corporate responsibility and sustainability programs around environmental, social and governance programs, including:

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Oversight

Our executive leadership team and board of directors recognized the importance of these responsibilities, and our internal committee is tasked with driving additional progress in initiatives that promote sustainability, inclusion and further transparency. Our sustainable governance structure begins at the very top. The core values of Arista reflect what is truly important to us as an organization. Arista was founded on the principle of doing things the “Arista Way,” which is to drive for customer success in every aspect of what we do. We build and deliver innovative, high-quality products and services through commitment, innovation and uncompromising focus on customer needs. This includes a commitment to designing, manufacturing and delivering leading software driven cloud networking solutions in an environmentally and socially sustainable manner.

Arista is proactively working to produce ever more efficient and sustainable products, and taking leadership on measuring, reporting and reducing our third-party verified greenhouse gas (GHG) emissions.

Arista’s Environmental Policy, ethos, and culture of efficiency and innovation drive our pragmatic but passionate approach to environmental sustainability. Through our Environmental Management System (EMS), Arista implements our objectives for achieving pollution prevention, environmental protection and monitoring, and continual improvements in the environmental performance of our operations.

In 2024, we established a new net zero climate change goal, which is currently being validated by the Science Based Targets initiative, Arista has targeted to reduce Scope 1, 2 and 3 emissions by 42% by 2030 and reaching net zero emissions by 2050. In 2025 we are refining our climate action roadmaps, including renewable energy procurement, and enhanced customer and supplier sustainability engagement.

Arista’s Audit Committee continues to review and discuss Arista’s policies and practices relating to environmental and social responsibility with Arista’s senior management team, including Arista’s climate change risk management. The Audit Committee periodically meets with management to discuss environmental and social responsibility matters. This committee in partnership with our Sustainability Committee oversees execution of initiatives including:

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Greenhouse gas (GHG) emissions measurement, reporting and reduction through the annual externally verified GHG inventory, energy efficiency and renewable energy initiatives, and related supplier engagement through the CDP Supply Chain program and Responsible Business Alliance (RBA).

•	Our Santa Clara global headquarters and San Francisco office are both LEED Gold certified, and our Bangalore office premises were built to LEED Gold standards.

2025 PROXY STATEMENT	5

•

Each new generation of our products demonstrates improved network capacity, and energy efficiency, which reduces overall GHG emissions and power consumption for our customers. In addition, our new products use power supplies that are rated 80-Plus Platinum or better, which helps reduce the total product power consumption and heat generated from the power supplies.

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We are committed to integrating sustainability in every aspect of our products’ life cycles, from the materials that make up our products, all the way to the end of life of the product, while meeting our customers’ requirements. For example, we implement Design for Environment principles in our development process with the goal of minimizing the overall adverse environmental impact of our products, with a focus on the reduction of material diversity and weight, selection of more environmentally friendly materials, ease of disassembly and recycling, energy efficiency, design for longevity and upgradeability, and design for efficient packaging.

AI for Networking and Network as a Servic
Ken Duda, Founder, CTO and SVP, Software Engineering

Arista focuses on collaboration and innovation to meet our objective of reducing costs and improving operational sustainability and extending these benefits up and down our supply chain. We develop and implement highly efficient and powerful new technologies, quickly responding to changes in customer requirements, global regulations and industry demands. We continue to look for opportunities to minimize our environmental impact through our environmental stewardship and sustainability initiatives.

As such, Arista provides opportunities for our employees to gain necessary and desired skills and knowledge as well as upskill via a library of on-demand classes, webinars as well as in-person training.

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Arista’s employees participate in incentive stock and bonus plans that support our organizational philosophy of allowing employees to share in our performance and success. Our executive compensation program is designed to attract, retain, and reward performance and align incentives with achievement of the Arista’s strategic plan and both short- and long-term operating objectives. In accordance with our compensation philosophy established by the Compensation Committee Charter and the board of directors, we believe our executive pay is well aligned with performance, creating a positive relationship between our operational performance and shareholder returns.

Arista has never experienced a strike or similar work stoppage and we believe our employee relations are strong. We conduct employee engagement surveys globally on an annual basis to gather information and feedback from our team members. We use a holistic organization-wide approach to respond to the results of the survey, analyzing the data for potential actions and positive change that can be taken in the areas of leadership, communication, culture, inclusion, professional development and other areas. Beyond the workplace, the health and wellbeing of our

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colleagues is our top priority and in recognition of this, Arista offers ongoing wellness webinars and quarterly wellness weeks focused on mental, physical, financial health, social activity and professional.

Arista is all about respect, integrity, innovation, passion, pride, and trust. We strive to build an inclusive culture that encourages, supports and celebrates the voices of all our employees. It fuels our innovation and connects us closer to the customers and communities we serve. We believe that the voices of our employees are the ultimate barometer in evaluating our success. In 2024, Arista was extremely honored and humbled to receive a record number of external recognitions primarily based on enthusiastic employee feedback. These recognitions include:

From Time Magazine as one of the World’s Best Companies; from Comparably as a Best Large Company for Culture, Happiness, Career Growth, Compensation, Leadership & Engineering Teams; from USA Today, as one of America’s Climate Leaders; from the SF Chronicle as a Bay Area Large Company Top Workplace; from Most Loved Workplace as a Most Loved Workplace for Wellness, Volunteering and Veterans.

We are committed to developing a qualified and motivated workforce to power our continued evolution. The health and safety of our employees is the highest priority. Our policy is to maintain our facilities and run our business operations in a manner that does not jeopardize the occupational health and safety of our employees. We provide necessary and legally required training to employees on safety standards and protocols. Our Global Facilities team continues to proactively work to reduce and eliminate potential risks and ensures compliance with local laws and regulations. To evaluate performance, we regularly measure and monitor workplace safety and implement continuous improvements.

We are aware of how our presence and partnership can positively impact others. Therefore, we are consciously and continuously working to systemically create positive change in our communities by partnering with impactful non-profits through fundraising and sponsorship activities as well as volunteer events. The Arista Foundation’s giving priorities are aligned with the United Nations SDGs and are generally focused on education, hunger, environmental sustainability, and disaster relief. In 2024, Arista is proud to have:

•  Continued our partnership and support of Arizona State University including their Technical Upskilling program, providing workforce readiness training and technical certification opportunities

•  Continue our multi-year partnership with HelpAge India. In 2024, the Arista Foundation enthusiastically granted the necessary funds to provide cataract surgeries free of cost to senior citizens in India who had no significant means of support.

•  Rapidly hosted an employee fundraiser with matching Arista Foundation support to provide aid for those impacted in North Carolina and Florida by Hurricane Helene.

•  Planted trees globally through partnerships with a number of non-profits.

•  Provided over a million meals to people in need through a combination of employee donations and matching Arista Foundation funds as part of our annual Global Giving Drive through our partners, Second Harvest of Silicon Valley, Feeding America, New Hampshire Food Bank, Central Texas Food Bank, Greater Vancouver Food Bank, and Foodbank Australia.

2025 PROXY STATEMENT	7

Through strategic nonprofit partnerships, pro bono work, volunteerism and philanthropy, our corporate responsibility efforts are focused on contributing to the creation of a better world. Going forward, Arista will continue to partner with nonprofit organizations that work to increase the number of individuals having access to education, decrease the number of individuals facing economic barriers and support the communities in which we operate and our employees work and live.

We engage with suppliers throughout our global supply chain to manage and improve these impacts to conserve resources, save costs, and promote ethical social practices. Our Supply Chain Sustainability Expectations Policy initially sets forth the requirement to align with industry expectations. As a member of the Responsible Business Alliance (RBA) and CDP’s Supply Chain Program, we support the vision and mission of both, which strives to develop a global electronics industry supply chain that consistently operates with social, environmental and economic responsibility.

Arista takes steps to validate the absence of slavery, human trafficking and forced labor in our supply chain and therefore ensure compliance with the California Transparency in Supply Chains Act and the UK Modern Slavery Act. We perform supplier risk assessments of our suppliers and encourage them to adhere to the RBA Code of Conduct. Furthermore, we are a member of the Responsible Minerals Initiative (RMI) and have management systems in place to ensure that the components of our products are sourced responsibly.

Arista’s website contains information on our environmental and social programs. We routinely engage with our stockholders to better understand their views, carefully considering the feedback we receive and acting when appropriate. Arista reviews the results of the annual advisory vote on executive compensation in making determinations about the structure of our pay programs. For more information, please visit our corporate website: arista.com.

Arista’s Code of Ethics and Business Conduct emphasizes the importance of honest business conduct and solid business ethics. Our Code of Ethics and Business Conduct applies to all personnel employed by or engaged to provide services to Arista including, but not limited to, our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Arista provides periodic training on our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct addresses, among other things, conflicts of interest, business practices, compliance with laws and regulations, and interacting fairly and

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respectfully with each other, our customers, partners, suppliers and host communities. The full text of our Code of Ethics and Business Conduct is available in the Governance section of our website at http:// investors.arista.com. Furthermore:

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We are committed to complying with applicable international and domestic anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and applicable local laws. Our Anti-Corruption Compliance Policy & Guidelines outline the parameters of what is acceptable and what is not acceptable from an anti-corruption view. We have established procedures for conducting due diligence on our partners, manufacturers, suppliers, logistics providers and other third parties that may interact with foreign officials on our behalf.

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Our Whistleblower Policy further supports our stated goals with our governance structure while encouraging transparency, facilitating confidentiality, and providing multiple avenues for employees and non-employees to submit concerns about accounting, auditing or other matters.

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We are committed to maintaining the highest level of professional and ethical standards in the conduct of our business around the world. We believe our reputation for integrity and fair dealing is an important component of our success and the personal satisfaction of our employees.

Our board of directors, consisting of 9 directors (7 of whom are independent), is responsible for oversight of the management of the company for the long-term benefit of our stakeholders. Our corporate governance policies and practices include evaluations of the board of directors and its committees and continuing director education. Our Nominating and Corporate Governance Committee oversees corporate governance matters. Our Audit Committee reviews our policies and practices relating to financial, environmental and social responsibility, and monitors certain key risks including cybersecurity risks.

We believe that a range of tenure is important in order to provide fresh perspectives and deep experience and knowledge. Our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences in making determinations regarding nominations of directors.

Our internal risk management teams oversee compliance with applicable laws and regulations and coordinate with subject matter experts throughout our business to identify, monitor and mitigate risk including information security risk management and cybersecurity programs. Arista performs an enterprise risk assessment that is reviewed by the Audit Committee on an annual basis and monitored on a quarterly basis by the Audit Committee. The enterprise risk assessment is an assessment of key risks, including cybersecurity risks, data privacy, supply chain, human capital, and others.

2025 PROXY STATEMENT	9

 QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Q	How do I vote?		Q	Can I change my vote?
	A	If you are a stockholder of record, you can vote in one of the following ways:		A	Yes. Subject to the voting deadlines noted above, if you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•  by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EST on May 29, 2025 (have your proxy card in hand when you visit the website);

•  by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EST on May 29, 2025 (have your proxy card in hand when you call);

•  by signing, dating, and returning your proxy card (if you received printed proxy materials); or

•  by attending and voting at the Annual Meeting at www.virtualshareholdermeeting.com/ANET2025. To attend and participate in the Annual Meeting, you will need the control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or on the instructions that accompanied your proxy materials.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a street name stockholder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

•  entering a new vote by Internet or by telephone;

•  returning a later-dated proxy card;

•  notifying the Secretary of Arista Networks, Inc., in writing, at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054; or

•  attending and voting at the Annual Meeting at www.virtualshareholdermeeting.com/ANET2025.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

			Q	Who is entitled to vote?
				A	Holders of our common stock as of the close of business on April 2, 2025,

the record date, may vote at the Annual Meeting. As of the record date, there were 1,255,625,511 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.

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Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

		Q	How do I ask questions during the Annual Meeting?
You will be able to attend the Annual Meeting online and submit your questions during the meeting at

www.virtualshareholdermeeting.com/ANET2025. To access the virtual meeting, you will need to enter the control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters are not pertinent to meeting matters and, therefore, will not be answered. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Q	What is a quorum?	Q	How can I get help if I have trouble checking in or listening to the meeting online?
	A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to		If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support be properly held under our amended and restated bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non- votes are counted as shares present and entitled to vote for purposes of determining a quorum.

number that will be posted on the Virtual Shareholder Meeting log-in page.
		Q	What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Jayshree Ullal, Chantelle Breithaupt and Marc Taxay have been designated as proxies by our board of directors. When a proxy is properly dated, signed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder contained on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares.
Q	Do I have to do anything in advance if I plan to attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting, which will be conducted via a live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of record as of the close of business on April 2, 2025 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/ANET2025. To access the virtual meeting, you will need to enter the control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials.

We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

2025 PROXY STATEMENT	11

Q	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission

(“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 16, 2025 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

Q	How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers and employees.

No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of- pocket expenses in connection with such solicitation. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

Q	How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Absent direction from you, your broker will not have discretion to vote on the election of directors, on the approval, on an advisory basis, of executive compensation of our named executive officers, or on the frequency of future stockholder advisory votes on the compensation of our named executive officers, which are “non-routine” matters.

Q	Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

Q	How many votes are needed for approval of each proposal?
Proposal One: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of stockholder abstention or a broker non-vote (in other words, where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter), will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.

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Proposal Two: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Three: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

2025 PROXY STATEMENT	13

 BOARD OF DIRECTORS & CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Our board of directors is committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. The full text of our Corporate Governance Guidelines is available in the Governance section of our website at http://investors.arista.com. We believe that good governance leads to high board effectiveness, promotes the long-term interests of our stockholders, strengthens the accountability of the board of directors and management, and improves our standing as a trusted member of the communities we serve.

BOARD EFFECTIVENESS

WORKING DYNAMICS

BOARD OF DIRECTORS STRUCTURE

GOVERNANCE PRACTICES

BOARD OF DIRECTORS COMPOSITION

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Board Composition Overview

Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers, among other factors, issues of character, professional ethics and integrity, judgment, business acumen, diversity of experience, independence, area of expertise such as appropriate financial and other expertise relevant to our business, corporate experience, length of service, potential conflicts of interest and other commitments when reviewing and making recommendations to the board of directors regarding the composition and size of the board of directors.

Our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences in making determinations regarding nominations of directors and in overseeing the annual board of directors and committee evaluations.

The following table sets forth information as of April 2, 2025, for each of our directors with terms expiring at the Annual Meeting:

DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING/DIRECTOR NOMINEES

						BOARD COMMITTEES
Name	Class	Age	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Audit	Comp.	Nom. & Gov.	Independent

Charles Giancarlo (Director Nominee)	II	67	2013	2025	2028		CHAIR		✓

Daniel Scheinman (Director Nominee)	II	62	2011	2025	2028		+	CHAIR	✓

Yvonne Wassenaar (Director Nominee)	II	56	2022	2025	2028	+		+	✓

2025 PROXY STATEMENT	15

The following table sets forth information, as of April 2, 2025, for each of the continuing members of our board of directors:

CONTINUING DIRECTORS

					BOARD COMMITTEES
Name	Class	Age	Director Since	Current Term Expires	Audit	Comp.	Nom. & Gov.	Independent

Kelly Battles	I	58	2020	2027	+			✓

Lewis Chew	III	62	2021	2026	CHAIR			✓

Kenneth Duda	I	53	2023	2027

Greg Lavender	III	64	2025	2026	+			✓

Mark B. Templeton	III	72	2017	2026		+		✓

Jayshree Ullal	I	64	2008	2027

16

BOARD SKILLS MATRIX

The following table summarizes the key qualifications, skills and attributes of our director nominees and the continuing members of our board of directors. A mark indicates a specific area of focus or expertise on which our board of directors particularly relies. Not having a mark does not mean the director does not possess that qualification or skill. Our directors’ biographies describe each director’s background and relevant experience in greater detail.

Industry Expertise Insight in the cloud and software industry to oversee our business and the risks we face.	+	+	+	+	+	+	+	+	+

Senior Leadership Experience in senior leadership positions to analyze, advise and oversee management in decision making, operations and policies.	+	+	+	+	+	+	+	+	+

Financial Knowledge and Expertise Knowledge of financial markets, financing and accounting and financial reporting processes.	+	+		+	+	+	+	+	+

Diverse Backgrounds and Experiences Diverse backgrounds and experiences that provide unique perspectives and enhance decision-making.	+	+			+			+

Cybersecurity/Information Security/Security Expertise to oversee cybersecurity, privacy, and information security management.		+	+	+	+				+

Sales, Marketing and Brand Management Sales, marketing and brand management experience to provide expertise and guidance to grow sales and enhance our brand.				+	+		+	+	+

Global/International Experience and Knowledge Experience and knowledge of global operations, business conditions and culture to advise and oversee our global business.	+	+		+	+	+	+	+	+

Governance, Risk Oversight and Compliance Experience in public company corporate governance, risk oversight and management, compliance, policy and creating long term sustainable value.	+	+		+	+	+	+	+	+

Emerging Technologies and Business Models

Experience identifying and developing emerging technologies and business models to advise, analyze and strategize regarding emerging technologies, business models and potential acquisitions disrupting our industry, business and company.

	+	+	+	+	+	+	+	+	+

Human Capital Management Experience attracting and retaining top talent to advise and oversee our people and compensation policies.	+	+	+	+	+	+	+	+	+

Public Company Board Experience Experience to understand the dynamics and operation of a public company and the applicable legal and regulatory landscape and risks.	+	+		+		+	+	+	+

ESG Experience Experience addressing environmental, social and governance issues, including climate risk.	+			+	+	+	+	+	+

2025 PROXY STATEMENT	17

Set forth below is biographical information for the nominees and for each of the continuing members of our board of directors. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.

NOMINEES FOR DIRECTOR

Charles Giancarlo

Experience

Mr. Giancarlo has served as a member of our board of directors since April 2013. Mr. Giancarlo has been chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company, since August 2017, and Chairman of the board of directors of Pure Storage since September 2018. From January 2008 to October 2015, Mr. Giancarlo served as a managing director of Silver Lake Partners, a private investment firm and served as a senior advisor to the firm until 2015. From May 1993 to December 2007, Mr. Giancarlo served in various positions with Cisco Systems, Inc., most recently as executive vice president and chief development officer. Mr. Giancarlo has also served on the board of directors of Zscaler, Inc., a cloud-based information security company, since November 2016. He previously served as a director of Accenture plc, from November 2008 to February 2019. Mr. Giancarlo holds a B.S. degree in Electrical Engineering from Brown University, an M.S. degree in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Harvard University.

Qualifications

We believe Mr. Giancarlo possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a venture capital investor and as an executive and board member of companies in the technology industry.

Independent Director Age: 67 Director Since: 2013 Committee(s): Compensation (Chair) Other Current Public Company Boards: Pure Storage, Inc. Zscaler, Inc.

Daniel Scheinman

Experience

Mr. Scheinman has served as a member of our board of directors since October 2011. Since April 2011, Mr. Scheinman has been an angel investor. From January 1997 to April 2011, Mr. Scheinman served in various capacities with Cisco Systems, Inc., most recently as senior vice president, Cisco Media Solutions Group. Mr. Scheinman has served as a member of the board of directors of Zoom Video Communications, Inc., a cloud-based video communications company, since October 2011, where he is lead director, chair of the audit committee and a member of the compensation committee and SentinelOne, Inc., an autonomous AI endpoint security platform since September 2015, where he is lead independent director, chair of the nominating and corporate governance committee and a member of the compensation committee. He also currently serves on the board of directors of several private companies. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.

Qualifications

We believe Mr. Scheinman possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the legal industry and as an executive of companies in the technology industry.

Independent Director

Age: 62

Director Since: 2011

Committee(s):

Compensation

Nominating and Corporate Governance

(Chair)

Lead independent director

Other Current Public Company Boards:

Zoom Video Communications, Inc.

SentinelOne, Inc.

18

Yvonne Wassenaar

Experience

Ms. Wassenaar has served as a member of our board of directors since July 2022. From January 2019 to May 2022, Ms. Wassenaar served as chief executive officer and member of the board of directors for Puppet, Inc., an information technology company. From November 2019 to June 2022, Ms. Wassenaar served as a member of the board of directors and audit committee of Anaplan, Inc., a cloud-based business planning software company. From June 2017 to September 2018, Ms. Wassenaar served as chief executive officer and member of the board of directors of Airware Inc., an enterprise drone analytics company. From August 2014 to May 2017, Ms. Wassenaar served as chief information officer for New Relic Inc., an information technology company. Ms. Wassenaar has served as a member of the board of directors and audit committee of Braze, Inc., a marketing automation platform, since June 2024. Ms. Wassenaar has served as a member of the board of directors of JFrog, Inc., a software development company, since September 2022, where she is a member of the compensation committee and chair of the nomination and governance committee. Ms. Wassenaar has served as a member of the board of directors and audit committee of Rubrik, Inc., a cloud data management company, since October 2021. Ms. Wassenaar has served as a member of the board of directors of Forrester Research, Inc., a research company, since June 2017, where she was a member of the audit committee from June 2017 through May 2024 and is a member of the compensation committee since May 2024. Ms. Wassenaar will retire as a member of the board of directors of Forrest Research, Inc. effective at the company’s upcoming annual meeting and will not stand for re-election. She also currently serves on the board of directors of several private companies. Ms. Wassenaar holds a B.A. degree in economics with a specialization in computing from the University of California, Los Angeles, and an M.B.A. from UCLA Anderson School of Business.

Qualifications

We believe Ms. Wassenaar possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a chief executive officer and board member of companies in the technology industry.

Independent Director

Age: 56

Director Since: 2022

Committee(s):

Audit

Nominating and Corporate Governance

Other Current Public Company Boards:

Forrester Research, Inc.

(retiring in May 2025)

JFrog, Inc.

Rubrik, Inc.

Braze, Inc.

2025 PROXY STATEMENT	19

CONTINUING DIRECTORS

Kelly Battles

Experience

Ms. Battles has served as a member of our board of directors since July 2020. Ms. Battles has over 30 years of finance, strategy and operational leadership experience. From July 2020 to January 2022, Ms. Battles served as chief financial officer of Alpha Medical Group, a telemedicine provider, where she has also served as a member of the board of directors since January 2022. From November 2016 to March 2020, Ms. Battles served as chief financial officer of Quora, a knowledge platform. Ms. Battles also previously served as chief financial officer of Bracket Computing, a cloud computing company, and Host Analytics, Inc., a cloud-based enterprise performance management solutions company. She served as vice president of finance of IronPort Systems, an email and web security company (since acquired by Cisco Systems, Inc.), director of strategy and corporate development group of Hewlett-Packard Company, an information technology company, and as an associate at both McKinsey and Company and JPMorgan Chase and Company earlier in her career. Ms. Battles currently serves as an independent board member and audit committee chair of DataStax, Inc., a data company, Genesys Cloud Services, Inc., a software company, and Clari, Inc., a revenue platform. Ms. Battles holds a B.S.E. degree in Operations Research / Systems Management from Princeton University and an M.B.A. from Harvard University.

Qualifications

We believe Ms. Battles possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a chief financial officer and as a board member of companies in the technology industry.

Independent Director Age: 58 Director Since: 2020 Committee(s): Audit

Lewis Chew

Experience

Mr. Chew has served as a member of our board of directors since July 2021. From June 2012 to October 2021, Mr. Chew served as executive vice president and chief financial officer of Dolby Laboratories, Inc., an audio, voice and imaging technology company. From April 2001 to September 2011, Mr. Chew served as senior vice president and chief financial officer of National Semiconductor Corporation, a designer and manufacturer of semiconductor components. Prior to joining National Semiconductor Corporation, Mr. Chew was a partner at KPMG LLP, an accounting firm. Since March 2020, Mr. Chew has served on the board of directors of Cadence Design Systems, Inc., a multinational computational software company, where he is chair of the audit committee, and since April 2024, Mr. Chew has served as a member of the board of directors and chair of the audit committee of Intuitive Surgical, Inc., a leading surgical robotics company. From September 2009 to April 2019, Mr. Chew served as a director of PG&E Corporation, an energy-based holding company, where he served as chair of both the public policy committee and the audit committee. Mr. Chew holds a B.S. degree in Accounting from the Leavey School of Business at Santa Clara University.

Qualifications

We believe Mr. Chew possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a senior executive officer and board member of companies in the technology industry.

Independent Director Age: 62 Director Since: 2021 Committee(s): Audit (Chair) Other Current Public Company Boards: Cadence Design Systems, Inc. Intuitive Surgical, Inc.

20

Kenneth Duda

Experience

Mr. Duda is one of our founders and has served in various roles with us from 2004 to present. Mr. Duda has served as a member of our board of directors since December 2023. Since September 2011, Mr. Duda has served as our Chief Technology Officer and Senior Vice President of Software Engineering. From April 1999 to October 2004, Mr. Duda served as chief technology officer of There, Inc., a virtual worlds company. From September 1996 to April 1999, Mr. Duda was leading the software development of the switch kernel for the Gigabit System Business Unit with Cisco Systems, Inc. Mr. Duda holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and a Ph.D. degree in Computer Science from Stanford University.

Qualifications

We believe Mr. Duda possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and the operational insight and expertise he has accumulated as one of our founders and as our Chief Technology Officer and Senior Vice President, Software Engineering.

Director Age: 53 Director Since: 2023 Committee(s): N/A

Greg Lavender

Experience

Dr. Lavender has served as a member of our board of directors since March 2025. Dr. Lavender is the Chief Technology Officer for Intel Corporation, a semiconductor manufacturing company, since November 2023. Prior to becoming the Chief Technology Officer at Intel Corporation, Dr. Lavender was the Corporate Chief Technology Officer and Senior Vice President / General Manager of the Software and Advanced Technology Group of Intel Corporation from June 2021 to November 2023. From January 2018 to June 2021, Dr. Lavender, held senior positions, including Senior Vice President and Chief Technology Officer, at VMware, a software development company. Prior to VMware, Dr. Lavender held leadership positions at Citigroup, Cisco Systems and Sun Microsystems. Dr. Lavender also serves as a member of the Board of Advisors to Virginia Tech’s College of Engineering and is a member of the Department of Computer Sciences Advisory Council to The University of Texas at Austin. Before Dr. Lavender’s career in tech began, he was on the faculty of the University of Texas at Austin for 14 years, including three years as Associate Chairman for Academics. Dr. Lavender holds a B.S. degree in computer science (applied mathematics) from the University of Georgia, and a M.S. in computer science (software engineering) and PhD in computer science (networking and distributed systems) from Virginia Tech.

Qualifications

We believe Dr. Lavender possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a chief technology officer of Intel Corporation.

Independent Director Age: 64 Director Since: 2025 Committee(s): Audit

2025 PROXY STATEMENT	21

Mark B. Templeton

Experience

Mr. Templeton has served as a member of our board of directors since June 2017. Mr. Templeton served as the chief executive officer and a member of the board of directors of DigitalOcean, Inc., a cloud computing company from June 2018 to August 2019. Previously, he served as the president and chief executive officer and a member of the board of directors of Citrix Systems, Inc., a global provider of virtualization, mobility management, networking and software as service solutions, from January 1998 until his retirement in October 2015. Since July 2023, Mr. Templeton has served on the board of directors of Nutanix, Inc., a hybrid multi-cloud virtual software company. Mr. Templeton served on the board of directors of Health Catalyst, Inc., a provider of data and analytics technology and services to health care organizations, from July 2020 to March 2024. Mr. Templeton served on the board of directors of Equifax, Inc., a consumer credit reporting agency, from February 2008 to November 2018 and Keysight Technologies, Inc., an electronics test and measurement equipment company, from November 2015 to July 2018. Mr. Templeton holds a B.A. degree in product design from North Carolina State University and an M.B.A. from the Darden School of Business at the University of Virginia.

Qualifications

We believe Mr. Templeton possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and as chief executive officer and board member of companies in the technology industry.

Independent Director Age: 72 Director Since: 2017 Committee(s): Compensation Other Current Public Company Boards: Nutanix, Inc.

Jayshree Ullal

Experience

Ms. Ullal has served as our Chief Executive Officer, President and a member of our board of directors since October 2008 and as our Chairperson of the Board since December 2023. From September 1993 to May 2008, Ms. Ullal served in various positions at Cisco Systems, Inc., with her last position as senior vice president of data center, switching and services group. Prior to that, Ms. Ullal was a vice president of marketing at Crescendo Communications, Inc., Cisco’s first acquisition in 1993. She has also held various product and engineering positions at Ungermann-Bass, a computer networking company, Advanced Micro Devices, Inc., a semiconductor company, and Fairchild Semiconductor, a semiconductor company. Ms. Ullal has served as a member of the board of directors of Snowflake Inc., a cloud-based datawarehousing company since June 2020. Ms. Ullal holds a B.S. degree in Engineering (Electrical) from San Francisco State University and an M.S. degree in Engineering Management from Santa Clara University. She is a 2013 recipient of the Santa Clara University School of Engineering Distinguished Engineering Alumni Award.

Qualifications

We believe that Ms. Ullal possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in the networking industry and the operational insight and expertise she has accumulated as our President and Chief Executive Officer.

Director Age: 64 Director Since: 2008 Committee(s): N/A Other Current Public Company Boards: Snowflake Inc.

22

Key Elements of Board Independence at Arista

Our board of directors’ independence enables it to be objective and critical in carrying out its oversight responsibilities. Our Corporate Governance Guidelines provide that a substantial majority of our directors will be independent.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has made the following determinations:

•	7/9 of the directors are independent: We are committed to maintaining a substantial majority of directors who are independent of the Company and management. Except for our employee directors, all directors are independent.

•	Committee independence: Only independent directors are members of board committees.

•	Executive sessions: Our independent directors meet in executive session at each board and Audit Committee meeting.
•	Lead independent director: Our lead independent director provides leadership to the board of directors and particularly to the independent directors.

•	Independent compensation consultant: The compensation consultant retained by the Compensation Committee is independent of the Company and management.

In making the determination that Mr. Giancarlo is independent, the board of directors considered the fact that Mr. Giancarlo is chief executive officer and a member of the board of directors of Pure Storage, Inc., and we sell products to and purchase products from Pure Storage, Inc. in the ordinary course of business. The board of directors determined that Mr. Giancarlo did not have a direct or indirect material interest in these transactions. Furthermore, payments made to us by Pure Storage, Inc. pursuant to such transactions did not exceed the greater of $1 million or 2% of Pure Storage, Inc.’s consolidated gross revenues in any of the last three fiscal years. As a result, the board of directors concluded that these transactions would not affect Mr. Giancarlo’s independence.

In making the determination that Dr. Lavender is independent, the board of directors considered the fact that Dr. Lavender is chief technology officer of directors of Intel Corporation, and we sell products to and purchase products from Intel Corporation in the ordinary course of business. The board of directors determined that Dr. Lavender did not have a direct or indirect material interest in these transactions. Furthermore, payments made to us by Intel Corporation pursuant to such transactions did not exceed the greater of $1 million or 2% of Intel Corporation’s consolidated gross revenues in any of the last three fiscal years. As a result, the board of directors concluded that these transactions would not affect Dr. Lavender’s independence.

Director Commitments

Our board of directors recognizes that all members of our board of directors should dedicate sufficient time and attention to fulfill the responsibilities required of directors. In assessing whether directors and nominees for director have sufficient time and attention to devote to board duties, our board of directors considers, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of boards. In addition, prior to recommending a candidate as a nominee for director, the Nominating and Corporate Governance Committee reviews the number of boards that the candidate serves on and considers whether those outside commitments may limit the ability of the candidate to devote sufficient time and attention to board duties.

Our board of directors believes that each of our directors, including each of our director nominees, has demonstrated the ability to devote sufficient time and attention to board duties and to otherwise fulfill the responsibilities required of directors. However, we understand that certain proxy advisory firms may deem Mr. Giancarlo to be “overboarded” based on criteria adopted by these advisory firms as a result of the number of public company boards on which he serves. Our board of directors does not believe that Mr. Giancarlo’s role as chief executive officer of Pure Storage or board commitments limit his ability to serve on our board and compensation committee. Our board of directors

2025 PROXY STATEMENT	23

discussed this issue with Mr. Giancarlo and determined that Mr. Giancarlo’s ability to serve on our board and as chair of our compensation committee will not be impaired for the following reasons:

•

Mr. Giancarlo has assured our board of directors that he is fully committed to the board of directors and will dedicate the appropriate amount of time to fulfill his duties as a member of our board of directors.

•

Despite being on multiple boards and serving as chief executive officer of Pure Storage, our experience is that Mr. Giancarlo is prepared for board meetings as demonstrated by his insightful questions and comments.

•	Mr. Giancarlo’s high attendance record demonstrates his commitment to our board of directors, participating in 100% of board meetings and 100% of compensation committee meetings in 2024.

•

Mr. Giancarlo’s experience on the board of directors of other public companies and his role as chief executive officer will benefit us by providing his insight and experience that enhances his value to Arista.

•	Mr. Giancarlo has valuable experience and background including his extensive experience as a chief executive officer and as a board member of companies in the technology industry.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our Company and supports the risk oversight function of the board of directors. Our current Chairperson, Jayshree Ullal, is not independent under the listing standards of the New York Stock Exchange (“NYSE”) as a result of her employment with us. Our board of directors believes that, given the perspective and experience Ms. Ullal brings, Ms. Ullal’s service as our Chairperson is appropriate and is in the best interests of our board of directors, our Company and our stockholders.

Our Chief Executive Officer is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. The Chairperson of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs. Our board of directors believes that the responsibilities of our lead independent director appropriately and effectively complement our combined chairman and chief executive officer structure as described above.

Lead Independent Director

Recognizing the importance of strong independent oversight, our board of directors has appointed Mr. Scheinman to serve as our lead independent director.

While the Chairperson directs the operations of the board of directors and is responsible for the overall management and effective functioning of the board of directors, the lead independent director provides leadership to the board of directors and particularly to the independent directors.

The lead independent director communicates with the Chief Executive Officer, disseminates information to the rest of the board of directors in a timely manner, and raises issues with management on behalf of the outside directors when appropriate. In addition, the lead independent director’s responsibilities include the following:

•	calling meetings of independent directors when necessary and appropriate;

•	being available, when appropriate, for consultation and direct communication with the Company’s stockholders;

•	building a productive relationship between the board of directors and the CEO;

•	ensuring that the board of directors fulfills its oversight responsibilities in Company strategy, risk oversight and succession planning; and

•	performing such other duties as the board of directors may from time to time designate.

24

Board of Directors Evaluation Process

Our board of directors seeks to operate with the highest degree of effectiveness, supporting a dynamic boardroom culture of independent thought and intelligent debate on critical matters. The Nominating and Corporate Governance Committee oversees this process, which is led by the chair of the committee. Our board of directors and committee evaluation process allows for annual assessment of our board of directors practices and the opportunity to identify areas for improvement.

The annual assessment includes an evaluation of:

•	Board structure and composition

•	Board culture and relationship with management

•	Information received by the board

•	Quality of board meetings, board responsibilities and performance

•	Current topics

•	Each Committee of the Board

The following is an overview of the board of directors evaluation process.

BOARD EVALUATION PROCESS		HOW RESULTS ARE USED:

1	Evaluation process discussed at Nominating and Corporate Governance Committee meeting

By the board of directors, to identify skills or expertise that may be used as criteria when the board of directors considers new board candidates

By the board of directors, to identify strengths and areas of opportunity of each board member and to provide insight into how each board member can be most valuable to Arista

By the board of directors, to improve their agenda topics so that the information they receive enables them to effectively address the issues they consider most critical

By the Nominating and Corporate Governance Committee, as part of its annual review of each director’s performance when considering whether to nominate the director for re-election to the board of directors

2	Each board member assesses performance and effectiveness of the board of directors, and as applicable, the committees
3	Board members meet one-on-one with outside counsel to discuss their assessments and to provide feedback
4	Outside counsel shares feedback received with the General Counsel, Nominating and Corporate Governance Committee and the full board
5	The full board reviews and develops plans to take actions based on the results, as appropriate

Board of Directors Meetings and Committees

During our fiscal year ended December 31, 2024, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Our Corporate Governance Guidelines set out that the Company encourages, but does not require, our directors to attend the annual meeting of stockholders. All of our board members, except Kenneth Duda, attended our 2024 annual meeting.

2025 PROXY STATEMENT	25

NUMBER OF BOARD AND COMMITTEE MEETINGS HELD IN 2024

Our board of directors has three standing committees. Charters describing the responsibilities of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available in the Governance section of our website at http://investors.arista.com. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

AUDIT COMMITTEE	NUMBER OF MEETINGS: 4

Lewis Chew (Chair)	Kelly Battles	Greg Lavender(1)	Yvonne Wassenaar

(1)	Dr. Lavender began serving on the Audit Committee upon his appointment as a director.

KEY RESPONSIBILITIES

•	Providing oversight of our accounting and financial reporting processes and the audit of our financial statements

•

Assisting our board of directors in oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence, and performance, (iv) our internal accounting and financial controls, and (v) the organization and performance of our internal audit function

•

Providing to our board of directors such information and materials as it may deem necessary to make our board of directors aware of significant financial matters that require the attention of our board of directors

•	Preparing the report required by the SEC rules to be included in our proxy statement for the annual meeting of stockholders

•

Reviewing and discussing with management, including our internal audit function, if applicable, and our independent auditor guidelines and policies to identify, monitor, and address enterprises risks, including our investment policies

26

•

Reviewing and discussing with management the adequacy and monitoring of our compliance programs with respect to legal, ethical, and regulatory requirements, including our Code of Ethics and Business Conduct, compliance with anti- bribery and anti-corruption laws, and compliance with export laws

•	Reviewing periodic reports from management on our internal compliance policies and procedures

•	Reviewing and discussing with management our policies and practices relating to environmental and social responsibility matters

•

Reviewing and discussing with management risks to significant cybersecurity matters and concerns involving the Company, including information security, data privacy, backup of information systems and related regulatory matters and compliance

INDEPENDENCE/QUALIFICATIONS:

•	All committee members are independent under the NYSE listing standards and the heightened independence requirements applicable to Audit Committee members under SEC rules

•

All current committee members are financially literate in accordance with NYSE listing standards. Mr. Chew, Ms. Battles and Ms. Wassenaar qualify as an “Audit Committee financial expert” under SEC rules and have accounting or related financial management expertise in accordance with NYSE listing standards.

COMPENSATION COMMITTEE	NUMBER OF MEETINGS: 4

Charles Giancarlo (Chair)	Daniel Scheinman	Mark B. Templeton

KEY RESPONSIBILITIES:

•	Providing oversight of our compensation policies, plans, benefits programs, and overall compensation philosophy

•

Assisting our board of directors in discharging its responsibilities relating to (i) oversight of the compensation of our Chief Executive Officer, and other executive officers, and (ii) approving and evaluating our executive officer compensation plans, policies, and programs

•	Administering our equity compensation plans for our employees

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and other executive officers, evaluating performance in light thereof, and considering factors related to our performance, including accomplishment of our long-term business and financial goals

•

Evaluating, at least annually, our compensation policies and practices with management to review the relationship between risk management policies and compensation and evaluating compensation policies and practices that could mitigate any such risk

•	Monitoring compliance with our stock ownership guidelines and recommending to our board of directors any changes to such guidelines

•	Monitoring compliance with our clawback policy and approving any changes to such policy

INDEPENDENCE/QUALIFICATIONS:

•

All committee members are independent under the NYSE listing standards and the independence requirements applicable to Compensation Committee members under NYSE rules and the heightened independence requirements under SEC rules

2025 PROXY STATEMENT	27

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	NUMBER OF MEETINGS: 4

Daniel Scheinman (Chair)	Yvonne Wassenaar

KEY RESPONSIBILITIES

•	Reviewing and making recommendations regarding corporate governance

•

Reviewing and making recommendations to our board of directors regarding the composition and size of our board of directors and determining the relevant criteria (including any minimum qualifications) for board membership, including issues of character, professional ethics and integrity, judgment, business acumen, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, an understanding of the our business, an understanding of the responsibilities that are required of a member of our board of directors, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board of directors

•	Identifying, considering and recommending candidates to fill new positions or vacancies on our board of directors

•	Reviewing actual and potential conflicts of interest of our board of directors and corporate officers

•	Making recommendations for continuing education of our board of directors

•	Leading the annual performance review of our board of directors, its committees and management

•	Reviewing succession planning for our executive officers

INDEPENDENCE/QUALIFICATIONS:

•	All committee members are independent under the NYSE listing standards and SEC rules

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating potential director nominees. In accordance with the Company’s Corporate Governance Guidelines, in its evaluation of director candidates, including the members of the board of directors eligible for re-election, the Nominating and Corporate Governance Committee will consider: (a) the current size and composition of the board of directors, (b) the needs of the board of directors and the respective committees of the board of directors, (c) such factors as character,

28

professional ethics and integrity, judgment, business acumen, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors, and (d) other factors that the Nominating and Corporate Governance Committee may consider appropriate. The Nominating and Corporate Governance Committee shall also consider composition requirements imposed by applicable law. The Nominating and Corporate Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (a) the highest personal and professional ethics and integrity, (b) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (c) skills that are complementary to those of the existing board of directors, (d) the ability to assist and support management and make significant contributions to the Company’s success, and (e) an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Below is a graphic summarizing the process for our board of directors to identify and review director candidates to join our board of directors:

Ms. Wassenaar, who was appointed to the board of directors by our other directors in July 2022, was initially suggested to the Nominating and Corporate Governance Committee of the board of directors for consideration as a potential director by our Chief Executive Officer. There is no arrangement or understanding between Ms. Wassenaar and any other persons pursuant to which she was selected as a director of Arista. In addition, Ms. Wassenaar does not have an interest in any transactions that would be reportable under Item 404(a) of Regulation S-K.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Corporate Governance Committee will evaluate any recommendation for nominations to our board of directors in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider candidates for our board of directors recommended by stockholders holding at least the minimum amount in market value of the Company’s securities entitled to vote on the election of directors as set forth in applicable SEC rules and regulations prior to the date of the submission of the recommendation so long as such recommendations and nominations comply with the certificate of incorporation and bylaws of the Company and applicable laws, including SEC rules and regulations. Such recommendations must include information about the candidate, including but not limited to, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate acknowledging that as a member of our board of directors, the candidate will owe fiduciary duties to us and the stockholders. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel or our Legal Department at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. To be timely for our 2026 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than January 31, 2026 and no later than March 2, 2026.

2025 PROXY STATEMENT	29

Stockholder Outreach

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. Over the past year, our board of directors engaged with stockholders, including seeking and encouraging feedback from stockholders about our corporate governance practices by conducting stockholder outreach and engagement throughout the year.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate directly with our independent or non-management directors may do so by writing and mailing the correspondence to our General Counsel and Corporate Secretary at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairperson of our board of directors.

Role of Board of Directors in Risk Oversight

Risk is inherent with every business and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces while our board of directors has responsibility for the oversight of risk management. Our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk.

Our Audit Committee reviews the Company’s risk management processes and procedures, including our internal controls and procedures on financial reporting, our investment policies, and our compliance programs with respect to legal, ethical and regulatory requirements. The management and internal audit teams provide periodic updates on cybersecurity risks and other risks to the Audit Committee. Further, the Audit Committee receives reports and presentations from management on the Company’s risk assessment and mitigation programs, compliance matters, and cybersecurity activities, and the results of various internal audit projects. Our Audit Committee receives quarterly reports from our Chief Information Security Officer (“CISO”), in conjunction with other senior managers, on cybersecurity risks. In addition, these managers update the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as incidents with lesser impact potential.

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The chart below illustrates the responsibilities of our board of directors and board committees in overseeing risk in our operations.

BOARD OF DIRECTORS

•    Meets with CEO, CISO and other members of the senior management team at quarterly meetings of our board of directors where they discuss strategy and risks facing the Company

•    Confirms that the risk management processes designed and implemented by management are appropriate and functioning as designed

•    Reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, evaluates the risks inherent in significant transactions, and provides guidance to management

▶

AUDIT COMMITTEE

•    Assists in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance

•    Discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management

•    Reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures

•    Monitors certain key risks on a regular basis throughout the fiscal year, such as cybersecurity risk and risk associated with internal control over financial reporting and liquidity risk

•    Reviews the adequacy and monitoring of our compliance programs for legal, ethical and regulatory requirements

•    Reviews our risk management policies, including our investment policies

•    Reviews management reports on internal compliance policies and procedures

•    Reviews and discusses with management our policies and practices relating to environmental and social responsibility matters

•    Reviews and discusses with management our information security policies and internal controls regarding information security

•    Oversees management’s implementation of our cybersecurity risk management program

▶

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

•    Manages risks associated with board organization, membership and structure, corporate governance and succession planning

•    Reviews any conflicts of interest

▶	COMPENSATION COMMITTEE • Assesses risks created by the incentives inherent in our compensation policies • Evaluates compensation policies and practices that could mitigate risks

2025 PROXY STATEMENT	31

Executive Talent Management and Succession Planning

Our board of directors places a high priority on senior management development and succession planning and recognizes that thoughtful succession planning is critical to creating long-term shareholder value.

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in consultation with the full board of directors, is primarily responsible for succession planning for the role of chief executive officer. In addition, the Nominating and Corporate Governance Committee monitors management’s succession plans for other key executives.

The Nominating and Corporate Governance Committee evaluates our key executives, discusses their development and develops succession plans with the view of ensuring that a strong pipeline of talent is being developed for planned or unplanned events. In addition, our lead independent director facilitates discussions among independent directors about succession planning at executive sessions.

Director Compensation

The following table provides information regarding the total compensation of each of our non-employee directors in 2024. Directors who are also our employees do not receive additional compensation for their service as directors. In particular, Jayshree Ullal, a named executive officer, and Kenneth Duda, a named executive officer, did not receive additional compensation for their service as directors.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)

Kelly Battles	87,500	250,788	—	338,288

Lewis Chew	105,707	250,788	—	356,495

Charles Giancarlo	100,000	250,788	—	350,788

Daniel Scheinman	142,000	250,788	—	392,788

Mark B. Templeton	87,052	250,788	—	337,840

Yvonne Wassenaar	97,500	250,788	—	348,288

(1)	The amounts reported represent the fees earned for service on our board of directors and committees of our board of directors for 2024.

(2)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of restricted stock units granted to non-employee directors during 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value for restricted stock units is measured based on the closing price of Arista’s common stock on the date of grant. Each of Mses. Battles and Wassenaar and Messrs. Chew, Giancarlo, Scheinman and Templeton received an award of 3,380 restricted stock units on June 7, 2024.

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The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2024.

Director	Stock Awards (#)(1)	Option Awards (#)

Kelly Battles	1,688	—

Lewis Chew	1,688	—

Charles Giancarlo	1,688	—

Daniel Scheinman	1,688	—

Mark B. Templeton	1,688	—

Yvonne Wassenaar	1,688	—

(1)	Represents the number of restricted stock units unvested as of December 31, 2024.

With respect to 2024 board service, our board of directors approved compensation to each of our non-employee directors as follows:

•	a $75,000 cash retainer for general board service, except that our lead independent director received a $120,000 cash retainer;

•	a $30,000 cash retainer for chairing the Audit Committee;

•	a $25,000 cash retainer for chairing the Compensation Committee;
•	a $12,000 cash retainer for chairing the Nominating and Corporate Governance Committee;

•	a $10,000 cash retainer for non-chair service on each Compensation Committee and Nominating and Corporate Governance Committee

•	a $12,500 cash retainer for non-chair service on the Audit Committee

In February 2025, our Compensation Committee recommended, and our board of directors approved, a revised policy for annual equity grants to outside board members of restricted stock units with a total value of $250,000 (based on the lowest closing stock price for the 90 trading day period ending on the grant date) that vest quarterly (on each Company standard quarterly vesting date following the grant date) over one year and are subject to continued service on the board (the “Revised Director Equity Policy”). The board of directors adopted this new policy following an independent review of the pay practices and policies conducted by Aon, the independent consultant for the compensation committee. The decision to make policies changes was considered by the Compensation Committee and presented to the Non-employee directors for approval. Grants under the Revised Director Equity Policy shall be automatic immediately following an applicable annual meeting.

STOCK OWNERSHIP GUIDELINES

Arista’s stock ownership guidelines are designed to encourage our directors and our Chief Executive Officer to achieve and maintain a meaningful equity stake in our Company and more closely align their interests with those of our stockholders. The guidelines provide that our non-employee directors should accumulate and hold investment levels of three times (3X) the annual cash base retainer for service on the board of directors within five years from the later of the date of the adoption of the stock ownership guidelines or the date such director is appointed or elected.

All of our directors and our Chief Executive Officer are on track to meet these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.

2025 PROXY STATEMENT	33

PROPOSAL NO. 1	ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Charles Giancarlo, Daniel Scheinman and Yvonne Wassenaar, as nominees for election as Class II directors at the Annual Meeting. If elected, each of Charles Giancarlo, Daniel Scheinman and Yvonne Wassenaar will serve as Class II directors until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company.

For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of:

Charles Giancarlo, Daniel Scheinman and Yvonne Wassenaar have each consented to being a nominee and to serving as a director, if elected; however, in the event that a director nominee is unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors is by a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a withheld vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

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PROPOSAL NO. 2	ADVISORY VOTE ON EXECUTIVE
COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Philosophy and Objectives” beginning on page 43 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure.”

Vote Required

The advisory vote on executive compensation requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

2025 PROXY STATEMENT	35

PROPOSAL NO. 3	RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC
ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2025. During our fiscal years ended December 31, 2024, and December 31, 2023, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our Audit Committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY are expected to attend the Annual Meeting virtually, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our Audit Committee may reconsider the appointment of EY.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2023 and 2024.

	2023	2024

	(in thousands)

Audit Fees(1)	$3,130	$3,483

Audit-Related Fees(2)	—	—

Tax Compliance Fees(3)	$1,178	$1,149

Tax Advice and Planning Fees(4)	$268	$219

All Other Fees(5)	—	—

Total Fees	$4,576	$4,851

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Compliance Fees consist of fees for tax compliance and the preparation of original and amended tax returns and refund claims.

(4)	Tax Advice and Planning Fees consist of fees for tax advice and tax planning assistance, including non-recurring tax assistance in connection with acquisitions and intellectual property alignment.

(5)	All Other Fees consist of fees billed for products and services provided by the independent registered public accountants other than those that meet the criteria above.

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Auditor Independence

In our fiscal year ended December 31, 2024, there were no other professional services provided by EY, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services and fees paid to EY for our fiscal years ended December 31, 2023 and 2024 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

2025 PROXY STATEMENT	37

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing standards and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the board of directors, which is available in the Governance section of our website at http://investors.arista.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•	discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•	received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the Audit Committee’s review and discussions with management and EY, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors*:

Lewis Chew (Chair)

Kelly Battles

Yvonne Wassenaar

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

*	Dr. Lavender joined our board of directors and the Audit Committee on March 14, 2025 and did not participate in the Audit Committee actions reported above.

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 EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 16, 2025. Officers are appointed by our board of directors to hold office until their successors are appointed. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Jayshree Ullal	64	Chief Executive Officer, President and Chairperson

Chantelle Breithaupt	53	Senior Vice President, Chief Financial Officer

Kenneth Duda	53	Founder, Chief Technology Officer and Senior Vice President, Software Engineering and Director

Marc Taxay	56	Senior Vice President, General Counsel

For biographical information about Ms. Ullal and Mr. Duda, please see “Board of Directors and Corporate Governance- Continuing Directors.”

Chantelle Breithaupt	Ms. Breithaupt joined Arista Networks, Inc. in January 2024 and was appointed as the Company’s Senior Vice President, Chief Financial Officer effective as of February 12, 2024. Ms. Breithaupt served as Senior Vice President and Chief Financial Officer of Aspen Technology from March 2021 to December 2023. Prior to Aspen Technology, Ms. Breithaupt spent seven years with Cisco Systems Inc. She held multiple leadership positions at Cisco, most recently as Senior Vice President, Finance from January 2021 to March 2021, Vice President of Finance – Customer Experience/Services from August 2018 to January 2021, Vice President – Finance, Americas from October 2017 to August 2018 and Senior Director – Operational Finance from April 2014 to August 2015. Before Cisco, Ms. Breithaupt worked with GE for 15 years, where she held progressive, executive global finance roles. Ms. Breithaupt has served as a member of the board of directors of Ambarella, Inc., a semiconductor design company, since February 2025. Ms. Breithaupt holds an Honors Business Administration degree from Wilfrid Laurier University (Canada).
Senior Vice President, Chief Financial Officer

2025 PROXY STATEMENT	39

Marc Taxay	Mr. Taxay has served as our Senior Vice President, General Counsel since March 2016 and as our General Counsel since February 2013. From 2007 to 2013, Mr. Taxay served as the senior vice president and general counsel of MedeAnalytics, Inc., a healthcare analytics company. From 2006 to 2007, Mr. Taxay served as the assistant general counsel of Coremetrics, Inc. a digital marketing company. From 2002 to 2006, Mr. Taxay worked as a partner at Cohen & Grigsby, a law firm. Mr. Taxay holds a B.A. degree in Political Science and a J.D. from The University of Michigan.
Senior Vice President, General Counsel

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 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation provided to those individuals who are our named executive officers for our fiscal year ended December 31, 2024 (our “Named Executive Officers”) is set forth in detail in the Fiscal 2024 Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the Compensation Committee of our board of directors arrived at the specific compensation policies and decisions for our Named Executive Officers. The following are the individuals who served as our Named Executive Officers for fiscal 2024:

•	Jayshree Ullal, our Chief Executive Officer and President;

•	Chantelle Breithaupt, our Senior Vice President and Chief Financial Officer;

•	Ita Brennan, our former Senior Vice President, Chief Financial Officer;

•	Kenneth Duda, our Chief Technology Officer and Senior Vice President of Software Engineering;
•	Anshul Sadana, our former Chief Operating Officer;

•	Marc Taxay, our Senior Vice President, General Counsel; and

•	John McCool, our former Chief Platform Officer, Senior Vice President of Engineering and Operations

Ms. Brennan served as our Chief Financial Officer and Mr. Sadana served as our Chief Operating Officer for a portion of fiscal 2024. Mr. McCool served as our Chief Platform Officer until April 7, 2025. Given their services, in their respective executive officer roles, Ms. Brennan, Mr. Sadana and Mr. McCool are included as a NEO for the purposes of this Proxy Statement in compliance with applicable disclosure requirements; however, any references to “Named Executive Officers” or “NEOs” that relate to events, actions, decisions, or other matters that occurred after their respective services ceased with the Company should be read to exclude them unless specifically noted.

Our board of directors has delegated to the Compensation Committee authority and responsibility for establishing and overseeing salaries, incentive compensation programs, and other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population, and for overseeing and administering our equity incentive and benefits plans.

The following compensation governance standards in our executive compensation policies and practices are currently in effect:

What We Do	What We Do Not Do

   Annual Review. We perform annual reviews of our executive compensation program.

   Performance-Based Equity. In 2024, we continued to use performance-based equity as a significant part of our compensation program for our Named Executive Officers.

   Independence. Our Compensation Committee is made up solely of independent directors and makes all executive compensation decisions.

   Compensation Consultant. Our Compensation Committee engages its own independent compensation consultant to assist with its compensation reviews.

   Stock Ownership Guidelines. To align our Chief Executive Officer’s long-term interests with those of our stockholders, our Chief Executive Officer is

 No Executive-Only Retirement Programs. We do not offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than the plans generally available to all employees.

 No Excise Tax Gross-Ups. We do not offer golden parachute tax gross-ups to any of our Named Executive Officers or other executive officers.

 No “Single-Trigger” Benefits and Limited “Double-Trigger” Benefits. Potential change in control payments and benefits are limited in nature and are received only in connection with the termination of employment without cause or for good reason in connection with or following a change in control.

2025 PROXY STATEMENT	41

What We Do	What We Do Not Do

required to own specified minimum levels of Company stock.

   Clawback Policy. We may seek the recovery of cash incentive compensation and performance-based equity compensation paid to our executive officers.

Overview

FISCAL 2024 BUSINESS HIGHLIGHTS

Our executive compensation program is designed to align the compensation of our executives with our operating and financial performance and create value for our stockholders. Accordingly, you should consider our executive compensation decisions in the context of our financial and operational performance during fiscal 2024, including:

Revenue

Revenue for our fiscal 2024 was $7 billion, representing an increase of 19.5% compared to fiscal 2023. Product revenue increased by $854.5 million, or 17.0%, for the year ended December 31, 2024 compared to 2023. These increases reflect increased shipments of our switching and routing products across our customer base. In addition, service revenue increased by $288.5 million, or 34.7%, in the year ended December 31, 2024 compared to 2023, as a result of continued growth in initial and renewal support contracts as our customer installed base has continued to expand. International revenues as a percentage of our total revenues decreased from 20.6% in 2023 to 18.2% in 2024, which was primarily driven by changes in the geographic mix of sales to our large global customers.

Operating Income

Our GAAP operating income for fiscal 2024 was $2.9 billion or 42.0% of revenue, representing a 30.45% increase compared to fiscal 2023.

Our non-GAAP operating income for fiscal 2024 was $3.3 billion or 47.5% of revenue, representing a 27.8% increase compared to fiscal 2023 and 14.7% above our internal targets set at the beginning of the year. This outperformance reflected the benefit of increased revenue growth and careful expense management throughout the year. The ratio of non-GAAP operating income to revenue is a key metric for our stockholders as it provides a consistent measure of the profitability of our business and as a result we used non-GAAP operating income as a metric in our 2024 Bonus Plan (as defined below).

See Appendix A for reconciliation of GAAP to non-GAAP financial measures.

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FISCAL 2024 EXECUTIVE COMPENSATION HIGHLIGHTS

As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to reward performance, attract and retain key personnel and increase stockholder value. In light of our financial performance as described in the “Fiscal 2024 Business Highlights” section above, our fiscal 2024 executive compensation program was intended to reward performance against our financial and key business objectives and incentivize successful performance in these areas. Accordingly, our key executive compensation actions in fiscal 2024 advanced these objectives:

•	No Base Salary Increases-We did not provide any base salary increases to our Named Executive Officers in fiscal 2024.

•	Annual Bonuses Reflecting Pay for Performance-We did not provide any target bonus increases to our Named Executive Officers in fiscal 2024. As noted above, in fiscal 2024, we achieved revenue of approximately $7 billion representing an increase of 19.5% compared to fiscal 2023, combined with non-GAAP Operating Income of $3.3 billion an increase of 27.8% from 2023 and 14.7% above our internal targets. In addition to this financial performance, we made significant progress on our business diversification goals with strong growth in our enterprise and provider businesses. We demonstrated continued excellence in product quality, innovation and support as demonstrated by healthy new product qualification and order activity with our cloud titan customers. Performance across all of these metrics resulted in payments to our Named Executive Officers under the 2024 Bonus Plan.
•	Equity Awards Promoting Our Stockholders’ Interests-Long-term equity incentives constitute a significant majority of compensation paid to Named Executive Officers in 2024. Long-term equity incentives align the interests of executives with those of our stockholders. For fiscal 2024, we continued to provide long-term equity compensation to our Chief Executive Officer in performance equity awards only, and a mix of PRSUs and RSUs to our Named Executive Officers other than our Chief Executive Officer. Ms. Brennan did not receive any equity awards in 2024 due to her retirement.

•	Equity Awards Subject to Achievement-Performance-based equity was continued as an important portion of our executive compensation program for our Named Executive Officers, with performance-based equity representing 100% of our Chief Executive Officer’s equity compensation.

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

Our Compensation Committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2024 annual meeting of stockholders, approximately 93% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2024 proxy statement. Based on this strong stockholder support, our Compensation Committee determined not to make significant changes to our existing executive compensation program and policies. Our Compensation Committee continues to evaluate the executive compensation program and policies to determine the most appropriate ways of effecting our executive compensation philosophy and objectives. Our Compensation Committee currently intends to continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in making executive compensation decisions.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our competitors. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals. We compete with other companies in our industry and other technology companies in the Silicon Valley to attract and retain a skilled management team. To attract and retain qualified executive candidates, our Compensation Committee recognizes that it needs to develop competitive compensation packages. At the same time, our Compensation Committee is sensitive to the need to integrate new Named Executive Officers into our executive compensation structure that we were seeking to develop,

2025 PROXY STATEMENT	43

balancing both competitive and internal equity considerations. To meet this challenge, we have embraced a compensation philosophy of offering our Named Executive Officers a competitive total compensation program, which we view as the sum of base salary, cash performance-based incentives, equity compensation and employee benefits, each of which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results.

The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executives who are important to our success;
•	recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success; and

•	create value for our stockholders.

COMPENSATION PROGRAM DESIGN

Our executive compensation program for fiscal 2024 reflected our stage of development as a growing publicly traded company. Accordingly, the compensation of our Named Executive Officers consisted of base salary, a short-term cash incentive compensation opportunity, long-term equity compensation in the form of performance-based restricted stock units (“PRSUs”) for our Chief Executive Officer and both PRSUs and time-based restricted stock units (“RSUs”) for our other Named Executive Officers, and certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and cash incentive compensation opportunities with an annual payment component. Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. For 2024, we granted (i) PRSUs (which become eligible to vest only if the threshold performance is achieved) to all of our Named Executive Officers and (ii) RSUs (which provide certain value to recipients and limit dilution to our stockholders) to our Named Executive Officers other than our Chief Executive Officer. In the future, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our Named Executive Officers additional types of long-term incentive compensation that further the objective of aligning the recipient’s interests with those of our stockholders.

Finally, we offer executives standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, flexible spending accounts, life insurance and 401(k) plans.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to understand the competitive market framework for pay mix. Within this overall framework, our Compensation Committee reviews each component of executive compensation separately and also takes into consideration the value of each Named Executive Officer’s compensation package as a whole and its relative value in comparison to our other Named Executive Officers.

Our Compensation Committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our Compensation Committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

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COMPENSATION-SETTING PROCESS

Role of our Compensation Committee

Compensation decisions for our executives are made by our Compensation Committee. Currently, our Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our Named Executive Officers and overseeing and administering our cash-based and equity-based compensation plans.

Each fiscal year, our Compensation Committee, after consulting with our management team and its compensation consultant, establishes our corporate performance objectives and makes decisions with respect to any base salary adjustment, and approves the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our Named Executive Officers, for the upcoming fiscal year. With respect to (i) our cash incentive compensation plan and (ii) the performance-based equity grant to our Named Executive Officers in 2024, our Compensation Committee determines the applicable goals for each corporate performance objective used for the applicable year.

Our Compensation Committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our Compensation Committee works with members of our management team, including our Chief Executive Officer and our Group Vice President, Worldwide Human Resources & Operations. Typically, our management team (together with our compensation consultant) assists our Compensation Committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, except with respect to her own compensation, our Chief Executive Officer will make recommendations to our Compensation Committee regarding compensation matters, including the compensation of our executive officers. Our Chief Executive Officer also participates in meetings of our Compensation Committee, except with respect to discussions involving her own compensation in which case she leaves the meeting.

While our Compensation Committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our Compensation Committee’s decision-making process.

Role of Compensation Consultant

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.

In fiscal 2024, our Compensation Committee continued to engage Aon, plc, a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing current executive total compensation levels against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for fiscal 2024. Our Compensation Committee provided Aon with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Compensation Committee instructed Aon to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market-based peer practices and general market trends. The Compensation Committee further instructed Aon to evaluate the following components to assist the Compensation Committee in establishing fiscal 2024 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock.

Aon does not provide any services to us other than the services provided to our Compensation Committee. Our Compensation Committee has assessed the independence of Aon taking into account, among other things, the

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factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards, and has concluded that no conflict of interest exists with respect to the work that Aon performs for our Compensation Committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, Aon provided market data for the compensation peer group approved by our Compensation Committee.

Competitive Positioning

In fiscal 2024, our Compensation Committee continued to compare and analyze our executive compensation program with that of a formal compensation peer group of companies.

In fiscal 2024, our Compensation Committee reviewed our executive compensation peer group, highlighting potential outliers in the existing group and adjusting for changes in our market capitalization. In considering an updated peer group, our Compensation Committee considered the following criteria: (i) companies in the computer networking, communication products/services and software sectors with a focus on growing technology companies; (ii) companies with revenues between $2.5 billion to $12.5 billion (approximately 0.5x to 2.5x of our then-current trailing 12-month revenue); (iii) companies with market capitalization generally between $14 and $100 billion (approximately 0.3x to 2x of our then-current market capitalization); and (iv) companies with positive revenue growth, with a preference for companies at or above 10% revenue growth. As a result, the following group was our executive compensation peer group for fiscal 2024 compensatory decisions for fiscal year 2024:

Executive Compensation Peer Group for Fiscal 2024

Akamai Technologies	F5	Palo Alto Networks	Workday

Autodesk	Fortinet	ServiceNow	Zscaler

Cadence Design Systems	Juniper Networks	Splunk

Ciena	NetApp	Synopsys

With respect to fiscal 2025 executive compensation decisions our Compensation Committee reconsidered the peer group, highlighting potential outliers in the existing group and adjusting for changes in our market capitalization. In considering an updated peer group, our Compensation Committee considered the following criteria: (i) companies in the computer networking, communication products/ services and software sectors with a focus on growing technology companies; (ii) companies with revenues between $3 billion to $15 billion (approximately 0.5x to 2.5x of our then-current trailing 12-month revenue); (iii) companies with market capitalization generally between $30.0 and $200.0 billion (approximately 0.3x to 2x of our then-current market capitalization); and (iv) companies with positive revenue growth, with a preference for companies at or above 10% revenue growth. As a result, the following group was our executive compensation peer group for fiscal 2025 compensatory decisions for fiscal 2025:

Executive Compensation Peer Group for Fiscal 2025

Akamai Technologies	CrowdStrike*	Intuitive Surgical*	Synopsys

Autodesk	Digital Realty	NetApp	Workday

Cadence Design Systems	Equinix*	Palo Alto Networks	Zscaler

Ciena	Fortinet	ServiceNow

*	Company added to peer group for fiscal 2025.

As a result of changes in our compensation peer group, we are positioned at the 56th percentile in terms of revenue and the 89th percentile in terms of market capitalization (on a 30-day average basis) at the time the peer group was approved.

Aon provides our Compensation Committee with market data from our compensation peer group regarding each element of our executive compensation program. However, our Compensation Committee does not rely on a specific benchmark or percentile in our compensation peer group for any particular element of compensation preferring to understand the range of pay between the 25th and 75th percentiles as a basis for looking at total compensation. The Compensation Committee continues to place more emphasize on long-term incentives over cash compensation to focus on the long-term success of the company and to align our executives with shareholders interest.

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Executive Compensation Program Components

For fiscal 2024, the portion of our Named Executive Officers’ actual total direct compensation (which consists of the base salaries and annual cash incentive plan compensation paid to our Named Executive Officers with respect to fiscal 2024 and the grant-date fair values of the equity awards granted to our Named Executive Officers in fiscal 2024, with each such value calculated in the same manner as set forth in our Fiscal 2024 Summary Compensation Table below) represented by each material component of our executive compensation program was as follows:

Base Salary (3%)
Annual Cash Incentive Compensation (1.6%)
Equity Compensation (95.4%)
Base Salary
Annual Cash Incentive Compensation
Equity Compensation

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for fiscal 2024.

Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our Named Executive Officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.

Our Compensation Committee reviews the base salaries of each Named Executive Officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions. We typically establish the initial base salary of a Named Executive Officer through arm’s-length negotiation at the time, after taking into consideration his or her position, qualifications, experience, salary expectations, and the base salaries of our other executives.

For fiscal 2024, our Compensation Committee determined not to make any changes to the base salaries of our Named Executive Officers (which were generally around or below the 25th percentile in our compensation peer group) as it thought the base salary levels continued to be appropriate and to continue to focus more heavily on long-term incentives in the total compensation policy.

Our Named Executive Officers’ base salaries for fiscal 2024 were as follows:

Named Executive Officer	Base Salary through 2024

Jayshree Ullal	$300,000

Chantelle Breithaupt	$315,000

Kenneth Duda	$300,000

John McCool(1)	$315,000

Marc Taxay	$315,000

Ita Brennan(2)	$315,000

Anshul Sadana(3)	$300,000

(1)	Mr. McCool resigned from his position as Chief Platform Officer, Senior Vice President of Engineering and Operations effective April 7, 2025.
(2)	Ms. Brennan retired from her position as Chief Financial Officer in February 2024.

(3)	Mr. Sadana resigned from his position as Chief Operating Officer in May 2024.

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Annual Cash Incentive Compensation; 2024 Bonus Plan

We use cash incentive compensation under our omnibus Employee Incentive Plan to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and key operational objectives, while making progress towards our longer-term strategic goals. Each fiscal year, our Compensation Committee sets the terms and conditions of the Employee Incentive Plan for that fiscal year, which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures to be used to determine whether to make payouts related to the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and operational performance objectives for the performance period as set forth in our annual operating plan. The goals are typically reviewed and established in the first quarter each year, with performance evaluated after the close of the fiscal year as part of the standard Compensation Committee process.

In February 2024, our Compensation Committee set the terms and conditions of the Employee Incentive Plan for fiscal 2024 (the “2024 Bonus Plan”). The 2024 Bonus Plan included financial performance metrics for revenue and non-GAAP operating income for the year. These two financial metrics determine the funding of the overall bonus pool available for distribution. No payout would be made under the plan if achievement of the revenue metric was below 85% of target. A specific performance range is established including a threshold, target and stretch performance expectation to align priorities and decision making across the company. These goals are used to determine the overall company performance and the funding for the companywide plan.

Once the overall funding level of the 2024 Bonus Plan was determined as outlined above, our Compensation Committee would evaluate performance for each of our Named Executive Officers. In determining the payout for each Named Executive Officer, our Compensation Committee considers multiple factors including: (A) contribution of the individual to the achievement of the quantitative financial measures set forth above regarding the funding of the overall bonus pool; (B) achievement against additional objectives related to the future growth of our business, including ability to diversify and deliver in new markets; (C) consistent execution on product quality, innovation and support; and (D) overall individual performance. The 2024 Bonus Plan provided for a single annual payout to each participant following the end of fiscal 2024 after our Compensation Committee evaluated corporate and individual performance as outlined above.

For purposes of our 2024 Bonus Plan, we define revenue in accordance with GAAP, and non-GAAP operating income as GAAP operating income, less stock-based compensation expenses, other non-recurring items, one-time acquisition related costs and the amortization of intangible assets. A reconciliation of the non-GAAP financial metrics to the related GAAP financial measure is set forth in Appendix A.

Our Compensation Committee approved the following preliminary targets for the 2024 annual cash incentive compensation of our Named Executive Officers (which provided each of our Named Executive Officers with target total cash compensation around or below the market 25th percentile in our compensation peer group). Consistent with fiscal 2023, for our Chief Executive Officer, this target was 100% of base salary, while the targets for our other Named Executive Officers was 60% of base salary. These targets are not strict targets and merely inform the aggregate of bonuses that will be accrued for financial accounting purposes. Once a total incentive pool is accrued for all participants in the 2024 Bonus Plan, our Compensation Committee looks at the performance for the year across the key metrics discussed above and factors in individual performance and market comparable compensation in our peer group in determining a actual cash incentive paid to each Named Executive Officer for their contribution in the performance year.

For fiscal 2024, we achieved revenue of approximately $7 billion (an increase of 19.5% from 2023, and above our plan target by approximately 6%). In addition, we achieved non-GAAP operating income of approximately $3.3 billion (an increase of 27.8% from 2023, and above our plan target by 14.7%). Our Compensation Committee considered our overall achievement against these key metrics and determined it was appropriate to fund the 2024 Bonus Plan at a level of 92.3%, the accrual of which is included in the above financial results.

Following the funding of the 2024 Bonus Plan based on the financial metrics outlined above, our Compensation Committee looked at performance with respect to the other key metrics including gross margin, operating margin, growth in non-cloud revenue, diversification and delivery into new markets, product quality, innovation and support,

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and individual performance. Our Compensation Committee considered that we made significant progress against our business diversification goals during the year with strong growth in our enterprise and provider businesses. We also demonstrated continued excellence in product quality, innovation and support as demonstrated by healthy new product qualification and order activity with our cloud titan customers in the second half of 2024.

Given our overall financial performance for the year and the significant progress made against our non-financial objectives for the year combined with our Compensation Committee’s determination of individual performance for each of our Named Executive Officers and including consideration of our total cash compensation being around or below the 25th percentile of compensation of our peer group, the total payouts to our Named Executive Officers under the 2024 Bonus Plan were made as set forth below.

Named Executive Officer	Actual Incentive Compensation

Jayshree Ullal	$250,000

Chantelle Breithaupt	$240,000

Kenneth Duda	$240,000

John McCool(1)	$220,000

Marc Taxay	$220,000

Ita Brennan(2)	—

Anshul Sadana(3)	—

(1)	Mr. McCool resigned from his position as Chief Platform Officer, Senior Vice President of Engineering and Operations effective April 7, 2025.
(2)	Ms. Brennan retired from her position as Chief Financial Officer in February 2024.

(3)	Mr. Sadana resigned from his position as Chief Operating Officer in May 2024.

Equity Compensation

We use equity awards to incentivize and reward our executives (including our Named Executive Officers) for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant stock options covering shares of our common stock and full value awards for shares of our common stock, or awards without a purchase price, such as RSU awards.

New hire, or initial, equity awards for our executives are established through arm’s-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, we grant equity awards to our executives when our Compensation Committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our Compensation Committee has determined the size of such equity awards for an individual executive after taking into consideration market data compiled from our compensation peer group, a compensation analysis performed by Aon, the equity award recommendations of our Chief Executive Officer, the scope of an executive’s performance, contributions, responsibilities, and experience, and the amount of equity compensation held by the executive, including the current economic value of his or her outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our Compensation Committee has exercised its best business judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity awards to our named executive officers typically have multi-year vesting periods of four or more years.

2025 PROXY STATEMENT	49

For fiscal 2024, our Compensation Committee continued to provide equity compensation to our Chief Executive Officer in PRSUs only, and a mix of PRSUs and RSUs to our Named Executive Officers other than our Chief Executive Officer. Ms. Brennan did not receive any equity awards in 2024 due to her retirement.

1.

For our Chief Executive Officer, our Compensation Committee granted two PRSU awards, one subject to performance against revenue and operating income goals that has three performance periods in each of fiscal year 2024, 2025 and 2026 (the “2024 AOP PRSUs”), and one subject to performance against 3-year compound annual growth rate goals for the period of fiscal 2024 through fiscal 2026 (“2024 CAGR PRSUs”). Approximately 50% of the PRSUs granted in fiscal 2024 were 2024 AOP PRSUs (one-third of which was eligible to be earned in fiscal 2024), and approximately 50% of the PRSUs granted in fiscal 2024 were 2024 CAGR PRSUs. All of the equity delivered to our CEO is performance-contingent with 50% of the award based on 3-year performance.

2.

For Messrs. Duda, McCool, Taxay and Sadana, our Compensation Committee granted PRSU awards intended to cover fiscal 2024, 2025, and 2026. One-third would be eligible to be earned each fiscal year, with the performance conditions for each fiscal year determined as soon as practicable during the applicable fiscal year. The mix between PRSUs and RSUs was approximately 50% PRSUs and 50% RSUs. 100% of the PRSUs granted to our Named Executive Officers other than our Chief Executive Officer that were eligible to be earned in fiscal 2024 were 2024 AOP PRSUs.

3.

For Ms. Breithaupt, in January 2024, following arm’s-length negotiations at the time she was hired, our Compensation Committee granted her RSUs with a target value of $10,000,000. In February 2024, our Compensation Committee granted PRSU awards to Ms. Breithaupt intended to cover fiscal 2024, 2025, 2026, and 2027. One-fourth would be eligible to be earned each fiscal year, with the performance conditions for each fiscal year determined as soon as practicable during the applicable fiscal year. 100% of the PRSUs granted to our Named Executive Officers other than our Chief Executive Officer that were eligible to be earned in fiscal 2024 were 2024 AOP PRSUs.

4.

For Mr. Duda, in addition to the PRSUs and RSUs described above, our Compensation Committee approved an additional award of RSUs with a target value of $25,000,000. In approving this additional award of RSUs, our Compensation Committee determined that an additional award was appropriate because Mr. Duda was expected to make exceptional contributions with respect to additional responsibilities and an expanded role that he had recently agreed to assume in connection with recent changes to our executive team. In determining the size of the award, our Compensation Committee considered the factors described above, and determined that the approved award was necessary to incentivize and motivate Mr. Duda. Our Compensation Committee further considered our long-term retention objectives in establishing the award’s extended 5-year vesting period.

Our Compensation Committee determined that the mix of performance goals for our Chief Executive Officer and the proportion of performance-and service-based awards for our other Named Executive Officer provided appropriate incentives to retain and motivate our Named Executive Officers and help to achieve success in our business, and that this mix would best incentivize our Named Executive Officers to drive stockholder value creation, while also satisfying the need to deliver certain value to our Named Executive Officers other than our Chief Executive Officer.

In determining the size of awards to our Named Executive Officers, our Compensation Committee considered market compensation data from our peer group, the unvested equity held by each of these Named Executive Officers and the Named Executive Officer’s expected future contributions to the Company and towards growing stockholder value.

For our Chief Executive Officer, in 2022, our Compensation Committee granted a PRSU award subject to performance against a 2-year compound annual growth rate goal ending on December 31, 2024 (“2022 CAGR PRSUs”), and, in 2023, our Compensation Committee granted a PRSU award subject to performance against a non-GAAP gross margin goal for the period of fiscal 2023 through fiscal 2024 (the “2023 Gross Margin PRSUs”). For our Named Executive Officers other than our Chief Executive Officer, also previously, in 2022 and in 2023, our Compensation Committee granted PRSU awards one-third of each of which were eligible to be earned in fiscal year 2024. 100% of the PRSUs granted to our Named Executive Officers other than our Chief Executive Officer that were eligible to be earned in fiscal 2024 were eligible to be earned based on performance against revenue and operating income goals (all PRSUs eligible to be earned in 2024 based on performance against revenue and operating income goals regardless of the fiscal year of grant, “AOP PRSUs”).

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2024 Performance-Based Awards Grant and Achievement

In February 2024, we granted performance-based awards of PRSUs to our Named Executive Officers to incentivize our Named Executive Officers and drive stockholder value creation. The table below describes the PRSUs granted to our Named Executive Officers. The intended value was converted into a target number of PRSUs using a 30-day average trading price in accordance with our standard practices.

Named Executive Officer	Target Number of PRSUs		Intended Value

Jayshree Ullal	123,680	(1)	$7,800,000

Chantelle Breithaupt	31,720	(2)	$2,000,000

Kenneth Duda	29,360	(3)	$1,850,000

John McCool(4)	15,880	(3)	$1,000,000

Marc Taxay	21,440	(3)	$1,350,000

Ita Brennan(5)	—		—

Anshul Sadana(6)	53,120	(3)	$3,350,000

(1)	As discussed above, 61,840 fiscal 2024 PRSUs were 2024 AOP PRSUs and 61,840 were 2024 CAGR PRSUs.

(2)

As discussed above, 1/4 of the shares are earned based on attainment of certain 2024, 2025, 2026, and 2027 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest on February 20th of the year following the associated performance year. The performance conditions for each fiscal 2025, 2026, and 2027 will be determined as soon as practicable during the applicable fiscal year.

(3)

As discussed above, 1/3 of the shares are earned based on attainment of certain 2024, 2025, and 2026 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest on February 20th of the year following the associated performance year. The performance conditions for each fiscal 2025 and 2026 will be determined as soon as practicable during the applicable fiscal year. As applicable, these awards are in addition to awards granted in 2022 and 2023, one-third of the total of which was eligible to be earned with respect to performance in fiscal 2024.

(4)	Mr. McCool resigned from his position as Chief Platform Officer, Senior Vice President of Engineering and Operations effective April 7, 2025.

(5)	Ms. Brennan retired from her position as Chief Financial Officer in February 2024.

(6)	Mr. Sadana resigned from his position as Chief Operating Officer in May 2024.

The metrics and targets for Chief Executive Officer’s fiscal 2024 CAGR PRSUs are shown in the following table:

Performance Period: January 1, 2024 – December 31, 2026

Metric	Weight	Performance Range		Payout

Cloud / AI CAGR	50%	Minimum:	12%	50%
		Target:	14%	100%
		Maximum:	16%	200%

Enterprise CAGR	50%	Minimum:	9%	50%
		Target:	10%	100%
		Maximum:	12%	200%

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The number of CAGR PRSUs determined based on actual achievement as described above will become eligible to vest upon determination of achievement. 100% of CAGR PRSUs that become eligible to vest will vest on the first quarterly vesting date after the date the level of achievement of the performance goal is determined, which is expected to be February 20, 2027, subject to our Chief Executive Officer’s continued service through those dates.

The metrics, targets, and actual performance and resulting payout for our Named Executive Officers’ AOP PRSUs (including, if applicable, AOP PRSUs granted in 2022 and 2023 to our Named Executive Officers) are shown in the following table:

Performance Period: January 1, 2024 – December 31, 2024

Metrics	Weight	Performance Range		Payout	Results

Revenue	50%	Minimum:	$6.4 billion	50%
		Target:	$6.6 billion	100%	$7.0 billion
		Maximum:	$6.8 billion	200%
Non-GAAP Operating Income	50%	Minimum:	$2.8 million	50%
		Target:	$2.9 billion	100%	$3.3 billion
		Maximum:	$3.2 billion	200%

The number of AOP PRSUs determined based on actual achievement as described above became eligible to vest upon determination of achievement. The number of AOP PRSUs that were earned for performance between performance range levels would be determined by linear interpolation, rounded up to the nearest whole share. 100% of the AOP PRSUs that became eligible to vest vested on the first quarterly vesting date after the date the level of achievement of the performance goals was determined.

For fiscal 2024, our revenue was $7 billion, above the maximum goal. Our non-GAAP operating income was $3.3 billion, above the maximum goal. As a result of this achievement, AOP PRSUs became eligible to vest as set forth in the table below. As noted above, certain of our other named executive officers remain eligible to earn portions of the PRSUs granted in 2023 and 2024 (based on performance in subsequent fiscal years).

	Number of PRSUs Eligible to Vest(1)
Named Executive Officer	Revenue PRSUs	Non-GAAP Operating Income PRSUs

Jayshree Ullal	20,612	20,612

Chantelle Breithaupt	7,928	7,928

Kenneth Duda	52,612	52,612

John McCool(2)	26,720	26,720

Marc Taxay	39,276	39,276

Ita Brennan(3)	—	—

Anshul Sadana(4)	—	—

(1)	Includes PRSU Awards granted in 2022 and 2023 and earned and eligible to vest pursuant to performance in fiscal 2024 (as applicable).

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(2)	Mr. McCool resigned from his position as Chief Platform Officer, Senior Vice President of Engineering and Operations effective April 7, 2025.

(3)	Ms. Brennan retired from her position as Chief Financial Officer in February 2024.

(4)	Mr. Sadana resigned from his position as Chief Operating Officer in May 2024.

As noted above, in 2024 Ms. Ullal was eligible to earn additional PRSUs that were granted in 2022 and 2023 (based on performance measured as of the end of 2024). Based on the applicable vesting criteria, Ms. Ullal became eligible to vest in a total of 269,760 PRSUs with respect to such awards.

2024 Time-Based Awards Grant

In February 2024, we also granted RSUs to our Named Executive Officers other than our Chief Executive Officer. Ms. Brennan did not receive any equity awards in 2024 due to her retirement. To promote retention, the awards vest in equal quarterly installments over a period of approximately 4 years from the date of grant, with the first vesting day occurring February 2025, except as described below.

The numbers of shares of our common stock covered by each RSU award granted to our Named Executive Officers in 2024 were as set forth in the chart below. The intended value was converted into RSUs using a 30-day average trading price in accordance with our standard practices.

Named Executive Officer	RSUs		Intended Value

Chantelle Breithaupt	174,680		$10,000,000

Kenneth Duda	425,680	(1)	$26,850,000

John McCool	15,880		$1,000,000

Marc Taxay	21,440		$1,350,000

Ita Brennan	—		—

Anshul Sadana	53,120		$3,350,000

(1)	396,320 of the RSUs vest in quarterly installments over a period of approximately 5 years from the date of grant, with the first vesting day occurring November 2025.

WELFARE AND OTHER EMPLOYEE BENEFITS

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2024, we made matching contributions for the contributions made to the 401(k) plan by our employees, including certain of our Named Executive Officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include standard health, vacation and other benefits offered to our employees.

PERQUISITES AND OTHER PERSONAL BENEFITS

We generally do not provide perquisites to our Named Executive Officers or other personal benefits beyond what is provided to employees on a broad basis.

2025 PROXY STATEMENT	53

Named Executive Officer Employment Arrangements

JAYSHREE ULLAL OFFER LETTER

We have entered into an offer letter with Jayshree Ullal, our Chief Executive Officer and President, pursuant to which Ms. Ullal is an at-will employee. Ms. Ullal’s current annual base salary is $300,000 per year, and her target annual bonus is targeted at $300,000. Ms. Ullal is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

CHANTELLE BREITHAUPT OFFER LETTER & SEVERANCE AGREEMENT

We have entered into an offer letter with Chantelle Breithaupt, our Senior Vice President, Chief Financial Officer, pursuant to which Ms. Breithaupt is an at-will employee. Ms. Breithaupt’s current annual base salary is $315,000. Ms. Breithaupt is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

In addition, we entered into a severance agreement with Ms. Breithaupt. The severance agreement provides that if Ms. Breithaupt’s employment is involuntarily terminated other than for “cause” (as generally defined below) or if Ms. Breithaupt resigns for “good reason” (as generally defined below) then, subject to her execution of a release of claims, Ms. Breithaupt will receive continuing payments of her base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Ms. Breithaupt remained employment with us for 12 months following her termination of employment date. If the qualified termination of employment occurred during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards, if greater than the acceleration benefit described in the previous sentence.

For purposes of the severance agreement with Ms. Breithaupt, “cause” means generally:

•	an act of dishonesty made by her in connection with her responsibilities as an employee;

•	her conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

•	her gross misconduct;

•	her unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom she owes a duty of non-disclosure as a result of her relationship with us;

•	her willful breach of any obligations under any written agreement or covenant with us; or

•	her continued failure to perform her duties after a demand from us setting the basis of our belief and failure to cure within 10 business days after receiving such notice.

For purposes of the severance agreement with Ms. Breithaupt, “good reason” means generally a resignation within 30 days following the expiration of any cure period following the occurrence of one or more of the following, without her consent:

•	a material diminution of her authority, duties or responsibilities (which includes a reduction in authority, duties or responsibilities in connection with our being acquired and made part of a larger entity);

•	a material reduction of her base salary (which excludes a reduction in her base salary of 15% or less in any one year) other than a reduction applied to management generally; or

•	a material change in the geographic location of her primary work facility or location (which excludes a relocation of less than 50 miles from her then-present location).

In order to receive the benefits described above, Ms. Breithaupt is required to provide written notice within 90 days of the initial existence of good reason and provide a cure period of 30 days following the date of such notice.

KENNETH DUDA OFFER LETTER

We have entered into an offer letter with Kenneth Duda, our Chief Technology Officer and Senior Vice President, Software Engineering, pursuant to which Mr. Duda is an at-will employee. Mr. Duda’s current annual base salary is $300,000 per year, and his annual bonus is targeted at $180,000. Mr. Duda is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

54

MARC TAXAY OFFER LETTER & SEVERANCE AGREEMENT

We have entered into an offer letter with Marc Taxay, our Senior Vice President, General Counsel, pursuant to which Mr. Taxay is an at-will employee. Mr. Taxay’s current annual base salary is $315,000 per year and he is eligible for an annual bonus targeted at $189,000. Mr. Taxay is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

In addition, we entered into a severance agreement with Mr. Taxay. The severance agreement provides that if Mr. Taxay’s employment is involuntarily terminated other than for “cause” or if Mr. Taxay resigns for “good reason” (as generally defined below) then, subject to his execution of a release of claims, Mr. Taxay will receive continuing payments of his base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Mr. Taxay remained employed with us for 12 months following his termination of employment date. If the qualified termination of employment occurred during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards, if greater than the acceleration benefit described in the previous sentence.

For purposes of the severance agreement with Mr. Taxay, “cause” and “good reason” have the same general meanings as set forth in Ms. Breithaupt’s severance agreement.

2025 PROXY STATEMENT	55

Fiscal 2024 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Jayshree Ullal Chief Executive Officer	2024	300,000	—	6,856,502	250,000	1,542,901	(2)(3)	8,949,403
	2023	300,000	—	15,051,588	200,000	10,399		15,561,987
	2022	300,000	—	10,165,988	255,000	14,899		10,735,887
Chantelle Breithaupt Chief Financial Officer	2024	302,885	50,000	11,665,423	240,000	9,433	(2)	12,267,741

Kenneth Duda Chief Technology Officer	2024	300,000	—	34,433,411	240,000	274,780	(2)(4)	35,248,191
	2023	300,000	—	3,900,407	205,000	10,399		4,415,806
	2022	300,000	3,430	2,420,074	202,500	14,899		2,940,903

John McCool Chief Platform Officer, Senior Vice President of Engineering and Operations	2024	315,000	—	3,343,295	220,000	9,828		3,888,123

Marc Taxay Senior Vice President, General Counsel	2024	315,000	—	4,780,026	220,000	378	(2)	5,315,404
	2023	315,000	—	2,926,896	200,000	378		3,442,274
	2022	308,077	—	1,815,462	200,000	360		2,323,899

Ita Brennan Former Chief Financial Officer	2024	54,519	—	—	—	1,880		56,399
	2023	315,000	—	3,900,407	205,000	10,826		4,431,233
	2022	308,077	—	2,420,074	225,000	13,895		2,967,046

Anshul Sadana Former Chief Operating Officer	2024	50,769	—	7,239,748	—	1,846		7,292,363
	2023	300,000	—	6,825,182	250,000	10,399		7,385,581
	2022	300,000	—	4,235,641	360,000	14,899		4,910,540

(1)

The amounts reported include the aggregate grant-date fair value of restricted stock units or stock options awarded to the Named Executive Officer, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant-date fair value of these awards are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 13, 2025. For performance-based restricted stock units, the amount reported represents the grant-date fair value based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount disclosed for fiscal 2024 includes a portion of performance-based restricted stock units granted in an earlier fiscal year to the extent the Named Executive Officer received an award in that fiscal year and respect to which the performance conditions were set in 2024. Performance conditions have not been established with respect to portions of such awards, and as a result those portions of the performance-based restricted stock units do not have a grant-date fair value and are not included above. If maximum performance were deemed achieved for the performance-based restricted stock unit awards for which the performance conditions were established during 2024, the grant-date fair value of such awards would be $13,713,005 for Ms. Ullal, $1,318,545 for Ms. Breithaupt, $8,750,165 for Mr. Duda, $4,443,937 for Mr. McCool, $6,977,625 for Mr. Sadana and $6,532,188 for Mr. Taxay. Based on actual achievement for fiscal 2024, for Named Executive Officers other than our Chief Executive Officer, 200% of the performance-based restricted stock units awards granted

56

in 2022 that were eligible to be earned in fiscal 2024 became eligible to vest, 200% of the performance-based restricted stock units awards granted in 2023 that were eligible to be earned in fiscal 2024 became eligible to vest, and 200% of the performance-based restricted stock units awards granted in 2024 that were eligible to be earned in fiscal 2024 became eligible to vest.

(2)

The amounts reported for fiscal 2024 include, in the case of all Named Executive Officers other than Mr. Taxay, matching contributions from the Company for the contributions made to the 401(k) plan by the Named Executive Officer and, in the case of all Named Executive Officers, a life insurance premium paid on the Named Executive Officer’s behalf.

(3)	Includes $780,000 paid on Mrs. Ullal’s behalf for HSR filing fees and $753,541 for related gross-up tax payment.

(4)	Includes $135,000 paid on Mr. Duda’s behalf for HSR filing fees and $130,421 for related gross-up tax payment.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our Named Executive Officers as of December 31, 2024.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Jayshree Ullal	4/13/2018	(3)	5,328	—	15.2625	4/12/2028	—	—

	2/8/2019	(4)	6,672	—	14.1463	2/7/2029	—	—

	2/12/2021	(5)	—	—	—	—	44,588	4,928,312

	2/12/2021	(6)	—	—	—	—	49,984	5,524,732

	2/11/2022	(7)	—	—	—	—	102,976	11,381,937

	2/11/2022	(8)	—	—	—	—	77,640	8,581,549

	2/10/2023	(9)	—	—	—	—	248,938	27,518,433

	2/10/2023	(10)	—	—	—	—	76,320	8,435,650

	2/9/2024	(11)	—	—	—	—	61,840	6,835,175

	2/9/2024	(12)	—	—	—	—	61,840	6,835,175

Chantelle Breithaupt	1/12/2024	(13)	—	—	—	—	174,680	19,307,380
	4/9/2024	(14)	—	—	—	—	31,720	3,506,011

2025 PROXY STATEMENT	57

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Kenneth Duda	9/11/2015	(15)	240,000	—	4.0288	9/10/2025		—

	2/12/2016	(16)	400,000	—	3.5150	2/11/2026	—	—

	4/13/2018	(17)	128,000	—	15.2625	4/12/2028	—	—

	11/9/2018	(18)	48,000	—	15.2769	11/8/2028	—	—

	2/8/2019	(18)	160,000	—	14.1463	2/7/2029	—	—

	5/8/2020	(19)	—	—	—	—	10,656	1,177,807

	2/12/2021	(20)	—	—	—	—	22,832	2,523,620

	2/11/2022	(21)	—	—	—	—	31,060	3,433,061

	2/11/2022	(22)	—	—	—	—	20,708	22,288,855

	2/10/2023	(23)	—	—	—	—	49,768	5,500,857

	2/10/2023	(24)	—	—	—	—	44,240	4,889,847

	2/9/2024	(25)	—	—	—	—	29,360	3,245,161

	2/9/2024	(26)	—	—	—	—	396,320	43,805,250

	2/9/2024	(27)	—	—	—	—	29,360	3,245,161

John McCool	5/8/2020	(19)	—	—	—	—	5,824	643,727

	2/12/2021	(20)	—	—	—	—	11,760	1,299,833

	2/11/2022	(20)	—	—	—	—	15,540	1,717,636

	2/11/2022	(22)	—	—	—	—	10,360	1,145,091

	2/10/2023	(23)	—	—	—	—	24,900	2,754,197

	2/10/2023	(24)	—	—	—	—	22,136	2,446,692

	2/9/2024	(25)	—	—	—	—	15,880	1,755,216

	2/9/2024	(27)	—	—	—	—	15,880	1,755,216

Marc Taxay	5/8/2020	(19)	—	—	—	—	10,176	1,124,753

	2/12/2021	(20)	—	—	—	—	20,880	2,307,866

	2/11/2022	(20)	—	—	—	—	23,300	2,575,349

	2/11/2022	(22)	—	—	—	—	15,532	1,716,751

	2/10/2023	(23)	—	—	—	—	37,348	4,128,074

	2/10/2023	(24)	—	—	—	—	33,200	3,669,596

	2/9/2024	(25)	—	—	—	—	21,440	2,369,763

	2/9/2024	(27)	—	—	—	—	21,440	2,369,763

58

(1)

Represents awards of restricted stock units that remained unvested as of December 31, 2024. All vesting is subject to the named executive officer’s continued role as a service provider to us through the applicable vesting date.

(2)	This column represents the market value of the shares of our common stock underlying the awards of restricted stock units as of December 31, 2024, based on the closing price of our common.

(3)	1/48th of the shares subject to the option vested on June 1, 2020 and 1/48th of the shares subject to the option shall vest monthly thereafter.

(4)	1/48th of the shares subject to the option vested on December 1, 2020 and 1/48th of the shares subject to the option shall continue to vest each month thereafter.

(5)

This performance stock award was granted in February 2021 and is earned based on attainment of certain performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest 1/4 on February 20, 2022, and will continue to vest at a rate of 1/16 quarterly thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(6)

This performance stock award was granted in February 2021 and is earned based on attainment of certain performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest 1/3 on February 20, 2022, and will continue to vest at a rate of 1/12 quarterly thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(7)

This performance stock award was granted in February 2022 and is earned based on attainment of certain performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. The award will vest 25% on February 20, 2023 and will continue to vest at a rate of 6.25% quarterly thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(8)

This performance stock award was granted in February 2022 and is earned based on attainment of certain 2023-2024performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. The award will vest 50% on February 20, 2025 and 50% on February 20, 2026.

(9)

This performance stock award was granted in February 2023 and is earned based on attainment of certain 2023 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. The award will vest 25% on February 20, 2024 and will continue to vest at a rate of 6.25% quarterly thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(10)

This performance stock award was granted in February 2023 and is earned based on attainment of certain 2023-2024 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. The award will vest 50% on February 20, 2025 and 50% on February 20, 2026.

(11)

This performance stock award was granted in February 2024 and 1/3 of the shares are earned based on attainment of certain 2024, 2025 and 2026 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest on February 20th of the year following the associated performance year.

(12)

This performance stock award was granted in February 2024 and is earned based on attainment of certain 2024-2026 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. The award will vest 100% on February 20, 2027.

(13)

Twenty five percent (25%) of the 174,680 restricted stock units awarded vest on Feb 20, 2025 and will continue to vest at a rate of six and one-quarter percent (6.25%) each quarter on each quarterly vest date thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20 or November 20 of each year.

(14)

This performance stock award was granted in February 2024 and 1/4 of the shares are earned based on attainment of certain 2024,2025, 2026, and 2027 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest on February 20th of the year following the associated performance year.

(15)	Option granted 9/11/15 for shares from the 2014 plan. Option vests 1/5th of shares granted on 12/01/2017 with the remaining shares vesting in equal amounts over the next 48 months.

(16)	Option granted 02/12/16 for shares from the 2014 plan. Option vests 1/60th of shares granted on 04/01/2017, with the remaining shares vesting in equal amounts over the next 59 months.

(17)	1/48th of the shares subject to the option shall vest and become exercisable on June 1, 2020 and 1/48th of the shares subject to the option shall continue to vest each month thereafter.

(18)	1/48th of the shares subject to the option shall vest and become exercisable on December 1, 2020 and 1/48th of the shares subject to the option shall continue to vest each month thereafter.

(19)

Six and one-quarter percent (6.25%) of the restricted stock units awarded vested on May 20, 2021 and will continue to vest at the same rate on each quarterly vest date thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

2025 PROXY STATEMENT	59

(20)

Six and one-quarter percent (6.25%) of the restricted stock units awarded will vest on February 20, 2022 and will continue to vest at the same rate on each quarterly vest date thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(21)

Six and one-quarter percent (6.25%) of the restricted stock units awarded will vest on February 20, 2023 and will continue to vest at the same rate on each quarterly vest date thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, or November 20 of each year

(22)

This performance stock award was granted in February 2022 and 1/3 of the shares are earned based on attainment of certain 2022, 2023 and 2024 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest on February 20th of the year following the associated performance year.

(23)

Six and one-quarter percent (6.25%) of the restricted stock units awarded will vest on February 20, 2024 and will continue to vest at the same rate on each quarterly vest date thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(24)

This performance stock award was granted in February 2023 and 1/3 of the shares are earned based on attainment of certain 2023, 2024 and 2025 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest on February 20th of the year following the associated performance year.

(25)

Six and one-quarter percent (6.25%) of the restricted stock units awarded will vest on February 20, 2025 and will continue to vest at the same rate on each quarterly vest date thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(26)

Five percent (5%) of the restricted stock units awarded will vest on November 20, 2025 and will continue to vest at the same rate on each quarterly vest date thereafter. A quarterly vest date is the first market trading day on or after February 20, May 20, August 20, and November 20 of each year.

(27)

This performance stock award was granted in February 2024 and 1/3 of the shares are earned based on attainment of certain 2024, 2025 and 2026 performance conditions. The number of shares in the table reflects the shares available at target (100%). Maximum payout is 200%. Shares earned will vest on February 20th of the year following the associated performance year.

Fiscal 2024 Grants of Plan-Based Awards

The following table presents information regarding the amount of plan-based awards granted to our Named Executive Officers during our fiscal year ended December 31, 2024. No option awards were granted to our Named Executive Officers during our fiscal year ended December 31, 2024.

Named Executive Officer	Grant Date	Grant Date	Estimated Payouts Under Non-Equity Plan Awards (Target)($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)(2)	Grant Date Fair Value of Awards ($)(3)
				Threshold	Target	Maximum

Jayshree Ullal	—	—	300,000	—	—	—	—	—

	2/9/2024	7/18/2024	—	10,306	20,612	41,224		1,714,042

	2/9/2024	7/18/2024	—	30,920	61,840	123,680		5,142,460

Chantelle Breithaupt	—	—	189,000	—	—	—	—	—

	1/12/2024	1/12/2024	—	—	174,680	—		11,006,150

	2/9/2024	7/18/2024	—	3,964	7,928	15,856		659,273

Kenneth Duda	—	—	180,000	—	—	—	—

	2/11/2022	7/18/2024	—	10,354	20,708	41,416		1,722,026

	2/10/2023	7/18/2024	—	11,060	22,120	44,240		1,839,444

	2/9/2024	2/9/2024	—	—	29,360	—		2,073,183

	2/9/2024	2/9/2024	—	—	396,320	—		27,985,146

	2/9/2024	7/18/2024	—	4,892	9,784	19,568		813,613

60

Named Executive Officer	Grant Date	Grant Date	Estimated Payouts Under Non-Equity Plan Awards (Target)($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)(2)	Grant Date Fair Value of Awards ($)(3)
				Threshold	Target	Maximum

John McCool(4)	—	—	189,000	—	—	—	—	—

	2/11/2022	7/18/2024	—	5,180	10,360	20,720		861,512

	2/10/2023	7/18/2024	—	5,534	11,068	22,136		920,387

	2/9/2024	2/9/2024	—	—	15,880	—		1,121,327

	2/9/2024	7/18/2024	—	2,646	5,292	10,584		440,070

Marc Taxay	—	—	189,000	—	—	—	—	—

	2/11/2022	7/18/2024	—	7,766	15,532	31,064		1,291,602

	2/10/2023	7/18/2024	—	8,300	16,600	33,200		1,380,415

	2/9/2024	2/9/2024	—	—	21,440	—		1,513,932

	2/9/2024	7/18/2024	—	3,572	7,144	14,288		594,077

Ita Brennan(5)	—	—	189,000	—	—	—	—	—

Anshul Sadana(6)	—	—	180,000	—	—	—	—	—

	2/11/2022	7/18/2024	—	18,120	36,240	72,480		949,035

	2/10/2023	7/18/2024	—	19,354	38,708	77,416		1,289,654

	2/9/2024	2/9/2024	—	—	53,120	—		3,750,936

	2/9/2024	7/18/2024	—	8,852	17,704	35,408		1,250,124

(1)

Our 2024 Bonus Plan does not have thresholds or maximums. However, bonuses would not be paid under our 2024 Bonus Plan if achievement of the revenue metric was below 85% of target. The amounts set forth above represent the target annual bonus for each Named Executive Officer. These targets are not strict targets and merely inform the aggregate of bonuses that will be accrued for financial accounting purposes. Once a total incentive pool is accrued for all participants in the 2024 Bonus Plan, our Compensation Committee looks at the performance for the year across the key metrics discussed above in the “Compensation Discussion and Analysis” section and factors in individual performance and market comparable compensation in our peer group in determining a total incentive paid to each Named Executive Officer.

(2)	The RSU and PRSU awards were made under the 2014 Equity Plan.

(3)

Represents the grant date fair value of each equity award granted in fiscal 2024, calculated in accordance with ASC Topic 718. Amounts reported for PRSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effects of estimated forfeitures. In the case of Ms. Brennan and Messrs. Duda, Sadana and Taxay, the amount disclosed includes a portion of performance-based restricted stock units granted in 2022 and a portion of performance-based restricted stock units granted in 2023, with respect to each of which performance conditions were set in 2023. Performance conditions have not been established with respect to portions of such awards, and as a result those portions of the performance-based restricted stock units do not have a grant-date fair value and are not included above. If maximum performance were deemed achieved for the performance-based restricted stock unit awards with respect to which performance conditions were established during 2024, the grant-date fair value of such awards would be $13,713,005 for Ms. Ullal, $1,318,545 for Ms. Breithaupt, $8,750,165 for Mr. Duda, $4,443,937 for Mr. McCool, $6,977,625 for Mr. Sadana, and $6,532,188 for Mr. Taxay.

(4)	Mr. McCool resigned from his position as Chief Platform Officer, Senior Vice President of Engineering and Operations effective April 7, 2025.

(5)	Ms. Brennan retired from her position as Chief Financial Officer in February 2024, and was not eligible for an annual bonus.

(6)	Mr. Sadana resigned from his position as Chief Operating Officer in May 2024, and was not eligible for an annual bonus.

2025 PROXY STATEMENT	61

Fiscal 2024 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended December 31, 2024.

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Jayshree Ullal	44,000	2,762,077	658,584	52,603,778

Chantelle Breithaupt	0	0	0	0

Ita Brennan	59,132	3,256,514	110,008	7,139,794

Kenneth Duda	880,000	70,255,696	201,440	15,219,950

John McCool	34,000	2,059,475	109,848	8,318,703

Anshul Sadana	104,132	6,594,016	205,288	13,432,205

Marc Taxay	35,840	2,175,485	167,292	12,711,616

(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.

(2)	Based on the market price of our common stock on the vesting date or last trading date, multiplied by the number of shares vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during fiscal 2024.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during fiscal 2024.

62

Potential Payments Upon Termination or Change in Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended December 31, 2024, in the events described below, assuming that the termination of employment and change in control was effective on December 31, 2024, under the applicable employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment.

TERMINATION OF EMPLOYMENT UNRELATED TO A CHANGE IN CONTROL

		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock Units	Options	Total ($)

Chantelle Breithaupt	315,000	10,514,266	—	10,829,266

Marc Taxay	315,000	14,246,433	—	14,561,433

(1)

The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at December 31, 2024, that would become vested by (ii) $110.53 (the closing market price of our common stock on NYSE on December 31, 2024).

TERMINATION OF EMPLOYMENT IN CONNECTION WITH A CHANGE IN CONTROL

		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock Units	Options	Total ($)

Chantelle Breithaupt	315,000	11,406,696	—	11,721,696

Marc Taxay	315,000	16,089,410	—	16,404,410

(1)

The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards at December 31, 2024, that would become vested by (ii) $110.53 (the closing market price of our common stock on NYSE on December 31, 2024).

2025 PROXY STATEMENT	63

Risk Assessment and Compensation Practices
Our management assesses and discusses with our Compensation Committee at least annually our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•	Our annual bonus plan considers a multiple of performance factors and allows our Compensation Committee to review performance on a holistic basis minimizing risk related to our short-term variable compensation;
•	Our equity awards include multi-year vesting schedules requiring a long-term employee commitment; and

•	As described below, we have stock ownership guidelines and clawback policies that help to mitigate risk.
Compensation Policies and Hedging/Pledging Policies
Stock Ownership Guidelines
. In April 2019, our board of directors adopted stock ownership guidelines that are designed to encourage our directors and our Chief Executive Officer to achieve and maintain a meaningful equity stake in our Company and more closely align their interests with those of our stockholders. The guidelines provide that our Chief Executive Officer should accumulate and hold, within five years from the later of the date of the adoption of the stock ownership guidelines or the date such Chief Executive Officer was appointed to such role, an investment level in our common stock of three times the Chief Executive Officer’s annual base salary. The following types of holdings are included for our stock ownership guidelines: shares of our common stock, vested and exercisable
“in-the-money”
stock options, and any other shares of our common stock in which our Chief Executive Officer holds a beneficial interest. Our Chief Executive Officer is on track to meet these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.
Clawback Policy
. In July 2023, we adopted a new Clawback Policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary
recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.
Hedging or Pledging Policies
. Our insider trading policy prohibits our directors, officers, employees, consultants, contractors and advisors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.
These policies were established in part because transactions in derivative securities may reflect a short term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term
performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.
In addition, our insider trading policy prohibits certain executive officers from pledging the Company’s securities as collateral for loans. Short sales with respect to the Company’s securities are prohibited under our insider trading policy.
No Timing of Equity Awards In Relation to Disclosure of Material
Non-Public
Information
During 2024, we granted stock options to certain service providers who were not named executive officers. Stock options approved by our board of directors or our Compensation Committee typically are granted during their regularly scheduled meetings, but our Compensation Committee has also delegated authority to our Chief Executive Officer to grant equity awards to any employee who (i) has a corporate rank of Senior Vice President or below and

64

(ii) is not a Section 16 officer or an executive direct report of our Chief Executive Officer. We do not take material non-public
information into account in determining the timing and terms of stock options, and the delegation of authority to our Chief Executive Officer requires that any award she grants will become effective on the tenth business day of the month in which she approves the award (or, if the tenth business day of that month has passed, on the tenth business day of the immediately following month). We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We did not grant stock options to our named executive officers in 2024, and we have never granted stock appreciation rights to any service providers.
Insider Trading Policy
We have an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to the Company and its personnel, including officers, directors, all other co-workers
of the Company and its subsidiaries, and other covered persons (the “Insider Trading Policy”). We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of the Insider Trading Policy is filed as Exhibit 19.0 to the Company’s Annual Report on
Form 10-K
for the year ended December 31, 2024.
Tax and Accounting Considerations
Deductibility of Executive Compensation
. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers.
Our Compensation Committee may consider the deductibility of compensation when making decisions, but may authorize the payment of compensation that is not deductible when it believes it appropriate.
Taxation of
“
Parachute
” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our Named Executive Officers with a
“gross-up”
or other reimbursement payment for any tax liability that the Named Executive Officer might owe as a result of the application of Sections 280G or 4999, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a
“gross-up”
or other reimbursement.
Accounting for Share-Based Compensation
. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables above, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share- based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
CEO Pay Ratio
As required by Item 402(u) of Regulation
S-K,
we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
For 2024, our last completed fiscal year:

1.	the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer), was $171,500; and
2.	the annual total compensation of our Chief Executive Officer, as reported in the Fiscal 2024 Summary Compensation Table presented elsewhere in this proxy statement, was $8,949,403.

2025 PROXY STATEMENT	65

Based on this information, for 2024, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 52:1. This pay ratio is a reasonable estimate based on our reasonable judgement and assumptions and calculated in a manner consistent with Item 402(u) of Regulation
S-K.
SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.
Consistent with Item 402(u) of Regulation
S-K,
our Chief Executive Officer’s annual total compensation for the purposes of the pay ratio is as presented in our Fiscal 2024 Summary Compensation Table.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

1.	We selected October 31, 2024 as the date upon which we would identify the median employee.

2.	To identify the “median employee” from our employee population we used payroll and equity plan records.

(a)
The compensation measure included the following: annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule for hourly employees), actual incentive compensation paid in 2024 as of the determination date, and grant date fair value of equity awards granted in 2024.

(b)	We did not apply any de minimis exclusions to remove certain employees in non-U.S. jurisdictions allowed by Item 402(u).

3.	Amounts paid in foreign currency were converted into United States dollars using 2024 average exchange rates.

4.	The calculation was performed for all employees, excluding Ms. Ullal, whether employed on a full-time, part- time, or seasonal basis.

With respect to the annual total compensation of the “
median
employee,” we identified and calculated the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation
S-K,
resulting in annual total compensation of $171,500.
With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Fiscal 2024 Summary Compensation Table.

66

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain measures of the financial performance of the Company. For further information concerning the Company’s variable pay-for-
performance philosophy and how the Company aligns executive compensation with corporate performance, please refer to the Compensation Discussion and Analysis.
The following table reports the compensation of our Principal Executive Officer (PEO) and the average compensation of the other Named Executive Officers
(non-PEO
NEOs) as reported in the Summary Compensation Table for the past five fiscal years, as well as their “Compensation Actually Paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by the rules.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total PEO	Compensation Actually Paid PEO	Average Summary Compensation Table Total non-PEO NEOs	Avg. Compensation Actually Paid non-PEO NEOs	Company Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Revenue
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2024	$8,949,403	$62,201,559	$10,891,249	$27,045,747	$869	$154	$2,852	$7,003

2023	$15,561,987	$63,914,394	$4,918,724	$20,487,088	$463	$133	$2,087	$5,860

2022	$10,735,887	$3,171,085	$3,285,597	($785,576)	$239	$117	$1,352	$4,381

2021	$15,993,632	$65,318,255	$4,157,062	$25,133,973	$283	$129	$841	$2,948

2020	$6,342,972	$8,680,019	$3,699,258	$11,419,845	$143	$107	$635	$2,318
Column (b)
Represents the total compensation reported for our CEO, Jayshree Ullal, in the Summary Compensation Table for each listed year.
Ms. Ullal
served as our CEO (PEO) for each year presented.
Column (c)
Represents the amount of Compensation Actually Paid (“CAP”) for a particular year, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO during the applicable year.
To calculate CAP, the following amounts were deducted from and added to the “Total” compensation amount for the CEO reflected in each year’s Summary Compensation Table as follows:

2024

Summary Compensation Table Total	$8,949,403
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($6,856,502)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$11,391,664
Add Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$34,040,182
Add Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0
Add Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$14,676,812
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0

Compensation Actually Paid	$62,201,559

2025 PROXY STATEMENT	67

Note that we have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-
performance rules are not relevant to our analysis and no adjustments have been made.
For purposes of calculating CAP, the fair value of equity awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) using consistent assumption methodologies used to calculate the grant date fair value of awards, and for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
Column (d)
Represents the average of the total compensation reported for our non-PEO
Named Executive Officers
(“non-PEO
NEOs”) in the Summary Compensation Table for each listed year. The non-PEO
NEOs in each year were as follows:
2024: Chantelle Breithaupt; Ita Brennan; Kenneth Duda; John McCool; Anshul Sadana; Marc Taxay
2023: Ita Brennan; Kenneth Duda; Anshul Sadana; Marc Taxay
2022: Ita Brennan; Kenneth Duda; Anshul Sadana; Marc Taxay
2021: Ita Brennan; Kenneth Duda; Anshul Sadana; Marc Taxay
2020: Ita Brennan; Kenneth Duda; Anshul Sadana; Marc Taxay
Column (e)
Represents the average amount of Compensation Actually Paid (“CAP”) for a particular Covered Year, as computed in accordance with SEC rules, to our non-PEO
NEOs. The dollar amounts do not reflect the actual amounts of compensation paid to our non-
PEO NEOs during the applicable year.
To calculate the average CAP payable to our
non-PEO
NEOs, the following amounts were deducted from and added to the “Total” compensation amount for such non-PEO
NEOs reflected in each year’s Summary Compensation Table as follows:

2024

Summary Compensation Table Total	$10,891,249
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($10,456,863)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$14,488,715
Add Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$16,703,438
Add Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0
Add Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$2,086,677
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($6,667,468)
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0

Compensation Actually Paid	$27,045,747
The assumptions used for determining the fair values shown in this table are materially consistent with those described in the note regarding Column (c).
Column (f)
Total shareholder return (“TSR”) is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.
Because listed fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

68

Column (g)
The peer group utilized in the table above is the NYSE Composite Index, as used in the company’s performance graph in our annual report. For each listed fiscal year, the peer group cumulative TSR was calculated based on a deemed fixed investment of $100 in the index made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.
Column (h)
The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.
Column (i)
In the Company’s assessment, revenue is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the company in 2024 to link compensation actually paid to performance. The dollar amounts reported are the Company’s gross revenues (in millions) as reflected in the Company’s audited financial statements.
TABULAR LIST OF PERFORMANCE MEASURES
The following table identifies the most important financial performance measures used by our Compensation Committee to link the “compensation actually paid” to our CEO and other NEOs in 2024, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A.

Most Important Performance Measures

Revenue

Non-GAAP Operating Income

Non-GAAP Gross Margin

Compound Annual Growth Rate of Revenue
DESCRIPTION OF RELATIONSHIPS BETWEEN COMPENSATION ACTUALLY PAID AND PERFORMANCE
As discussed further in our CD&A, our compensation structure recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results, while creating long-term value for our stockholders.

2025 PROXY STATEMENT	69

The graphs below describe, in a manner compliant with the relevant SEC rules, the relationship between Compensation Actually Paid and the specific performance measures shown.
Compensation Actually Paid Versus Cumulative TSR

Company TSR vs. Peer Group Cumulative TSR

70

Compensation Actually Paid Versus Net Income

Compensation Actually Paid Versus Revenue

2025 PROXY STATEMENT	71

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the board of directors:

Charles Giancarlo (Chair)
Daniel Scheinman
Mark B. Templeton

72

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflecting in Column (a))

Equity compensation plans approved by stockholders	31,699,528	(1)	$6.71	(2)	157,283,106	(3)

Equity compensation plans not approved by stockholders	—		—		—

Total	31,699,528		$6.71		157,283,106

(1)	Includes 3,090,458 shares underlying stock options and 28,609,070 shares of restricted stock units.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options.

(3)

Includes the following plans: The 2014 Plan and Arista Networks, Inc. 2014 Employee Stock Purchase Plan (“ESPP”). Our ESPP provides that on the first day of each fiscal year beginning in 2015 and ending in (and including) 2034, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 40,000,000 shares, (ii) 1% of the outstanding shares of our common stock on the first day of such year, or (iii) such other amount as our board of directors may determine.

2025 PROXY STATEMENT	73

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 2, 2025 for:

•	each of our directors and nominees for director;

•	each of our Named Executive Officers;

•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 1,255,625,511 shares of our common stock outstanding as of April 2, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 2, 2025 and RSUs that vest within 60 days of April 2, 2025, which are subject to vesting conditions expected to occur to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

74

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

5% Stockholders:

The Bechtolsheim Family Trust(1)	183,799,896	14.63%

The Vanguard Group(2)	95,090,956	7.57%

BlackRock, Inc.(3)	73,684,608	5.86%

Named Executive Officers and Directors:

Jayshree Ullal(4)	37,493,269	2.99%

Chantelle Breithaupt(5)	41,949	*

Ita Brennan(6)	56,048	*

Kenneth Duda(7)	4,299,977	*

Anshul Sadana(8)	0	*

John McCool(9)	7,952	*

Marc Taxay(10)	12,596	*

Kelly Battles(11)	9,816	*

Lewis Chew(12)	27,348	*

Charles Giancarlo(13)	359,420	*

Greg Lavender(14)	839	*

Daniel Scheinman(15)	154,308	*

Mark B. Templeton(16)	129,188	*

Yvonne Wassenaar(17)	14,948	*

All current executive officers and directors as a group (11 persons)(18)	42,543,658	3.39%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)

Includes 183,228,048 shares held by the Bechtolsheim Family Trust for which trust Mr. Bechtolsheim serves as trustee. Mr. Bechtolsheim may be deemed to exercise sole voting and investment power over such shares held by the trust. Includes 158,000 shares issuable within 60 days of April 2, 2025 upon the exercise of outstanding exercisable stock options held by Mr. Bechtolsheim.

(2)

Based solely upon a Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group (“Vanguard”) reporting beneficial ownership as of September 30, 2024. Vanguard reported shared voting power with respect to 1,407,588 shares. Vanguard reported sole dispositive power with respect to 90,379,064 shares and shared dispositive power with respect to 4,711,892 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)

Based solely upon a Schedule 13G/A filed with the SEC on January 29, 2024 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2023 BlackRock reported sole voting power with respect to 66,141,496 shares and sole dispositive power with respect to 73,684,608 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

2025 PROXY STATEMENT	75

(4)

Includes 24,493,968 shares held by Jayshree Ullal and Vijay Ullal as Trustees of the 2000 Ullal Trust dated February 15, 2000. Mr. and Ms. Ullal may be deemed to be the beneficial owner of the shares and to have shared voting and investment control over such shares. Includes 12,846,400 shares held in trusts for Ms. Ullal’s family members for which trusts Ms. Ullal serves as trustee. Ms. Ullal may be deemed to exercise sole voting and investment control over shares held in each of the trusts. Includes 92,641 shares held directly by Ms. Ullal. Includes 60,260 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Ullal.

(5)	Includes 10,916 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Breithaupt.

(6)	Ms. Brennan retired from her position as Chief Financial Officer in February 2024 and her beneficial ownership information is based on information available to the Company as of April 2, 2025.

(7)

Includes 317,857 shares held by Kenneth Duda and Jennifer Duda as Trustees of the Kenneth Duda and Jennifer Duda Family Trust dated September 24, 2004. Mr. and Ms. Duda may be deemed to be the beneficial owners of the shares and to have shared voting and investment control over such shares. Includes 600,000 shares held in grantor retained annuity trusts of which Mr. Duda is Trustee; 600,000 shares held in grantor retained annuity trusts of which Mr. Duda’s spouse is Trustee; 1,383,168 shares held in trusts for Mr. Duda’s children for which trusts Mr. Duda serves as Trustee; 634,400 shares held in a 501(c) foundation for which Mr. Duda and his spouse serve as co-trustees and 12,976 shares held directly by Mr. Duda. Includes 751,576 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Duda.

(8)	Mr. Sadana resigned from his position as Chief Operating Officer in May 2024 and his beneficial ownership information is based on information available to the Company as of April 2, 2025.

(9)	Mr. McCool resigned from his position as Chief Platform Officer on April 7, 2025.

(10)	Includes 12,596 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Taxay.

(11)	Includes 844 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units held by Ms. Battles.

(12)	Includes 844 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock held by Mr. Chew.

(13)

Includes 139,784 shares held of record by Mr. Giancarlo as trustee of the Giancarlo Family Trust UAD 11/02/98. Mr. Giancarlo may be deemed to be the beneficial owner of the shares and to have voting and investment power over such shares. Includes 218,792 shares held directly by Mr. Giancarlo. Also includes 844 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units held by Mr. Giancarlo.

(14)	Includes 810 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock held by Mr. Lavender.

(15)	Includes 844 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock held by Mr. Scheinman.

(16)

Includes 75,200 shares held in a trust of which Mr. Templeton’s spouse serves as Trustee; 53,144 shares held directly by Mr. Templeton and 844 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units held by Mr. Templeton.

(17)	Includes 844 shares issuable within 60 days of April 2, 2025 upon vesting of restricted stock units held by Ms. Wassenaar.

(18)	Includes 998,412 shares issuable within 60 days of April 2, 2025 upon vesting of options and restricted stock units or the early exercise of outstanding options.

76

 DELIQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of Arista Networks common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities, and to furnish copies of such reports to the Company. As a matter of practice, we assist our officers and directors in preparing initial ownership reports and reporting ownership changes, and typically file those reports on their behalf. Based solely on our review of such forms in our possession and the representations of our officers and directors, we believe that during 2024, all Section 16(a) filing requirements were satisfied, except that an amended Form 4 filed on May 22, 2024 reporting the correct number of performance stock units granted to Ms. Ullal which was incorrectly reported on a Form 4 filed on February 20, 2024 due to an administrative error and a Form 4 filed on June 24, 2024 reporting the exercise and sale of shares of common stock sold on June 13, 2024 by Mr. Duda was inadvertently filed late due to an administrative error.

2025 PROXY STATEMENT	77

 RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

We have granted equity awards to our Named Executive Officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at 2024 Fiscal Year-End” for a description of these awards. In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other than as described above under this section titled “Related Person Transactions,” since January 1, 2024, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any immediate family member or person sharing the household of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our Audit Committee is to consider the relevant facts and circumstances available to our Audit Committee, including, whether the transaction is on terms no less favorable than the terms that could have been reached with an unrelated third party, and the extent of the related party’s interest in the transaction. Our Audit Committee has determined that certain transactions will be deemed to be pre-approved by our Audit Committee, including certain executive officer and director compensation, transactions with another company at which a related party’s only relationship is as a director or beneficial owner of less than 10% of that company’s shares (subject to a one-time initial approval by the Audit Committee), transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

78

 OTHER MATTERS

Householding

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs, mailing costs, and fees. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following phone number (408) 547-5500 or address:

Arista Networks, Inc.

Attention: Investor Relations

5453 Great America Parkway

Santa Clara, California 95054

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2026 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than December 17, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Arista Networks, Inc.

Attention: Secretary

5453 Great America Parkway

Santa Clara, California 95054

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2026 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on January 31, 2026; and

•	not later than the close of business on March 2, 2026.

2025 PROXY STATEMENT	79

NOMINATION OF DIRECTOR CANDIDATES

Stockholders may recommend director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Stockholders who intend to solicit proxies in support of director nominees other than our nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act. Please note that the notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our amended and restated bylaws described above.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Fiscal Year 2024 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2024 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financial Information section of our website at http://investors.arista.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Arista Networks, Inc., Attention: Investor Relations, 5453 Great America Parkway, Santa Clara, California 95054.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

April 16, 2025

80

APPENDIX A

RECONCILIATION OF SELECTED GAAP TO NON-GAAP FINANCIAL MEASURES

The following table reconciles our financial results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) to non-GAAP financial results (in thousands).

	Twelve Months Ended December 31,
	2024	2023

GAAP gross profit	$4,491,303	$3,630,281

GAAP gross margin	64.1%	61.9%

Stock-based compensation expense	15,786	12,789

Intangible asset amortization	16,780	23,457

Non-GAAP gross profit	$4,523,869	$3,666,527

Non-GAAP gross margin	64.6%	62.6%

GAAP income from operations	$2,944,616	$2,257,249

GAAP operating margin	42.0%	38.5%

Stock-based compensation expense	355,364	296,756

Intangible asset amortization	26,760	33,437

Legal settlement(1)	—	16,000

Non-GAAP income from operations	$3,326,740	$2,603,442

Non-GAAP operating margin	47.5%	44.4%

(1)	In the quarter ended December 31, 2023, we agreed to pay $16 million to settle an intellectual property dispute and we recorded this amount to general and administrative expenses.

NON-GAAP EXECUTIVE INCENTIVE PLAN (“INCENTIVE PLAN”) PERFORMANCE METRICS IN COMPENSATION DISCUSSION AND ANALYSIS

We use certain non-GAAP financial performance metrics in our Incentive Plan, as described on page 48.

2025 PROXY STATEMENT	A-1

ARISTA NETWORKS, INC. 5453 GREAT AMERICA PARKWAY SANTA CLARA, CA 95054 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 29, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ANET2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 29, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V62581-P25749 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ARISTA NETWORKS, INC. The Board of Directors recommends you vote FOR the following: Election of Directors Nominees: 01) Charles Giancarlo 02) Daniel Scheinman 03) Yvonne Wassenaar For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Approval, on an advisory basis, of the compensation of our named executive officers. 3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com V62582-P25749 ARISTA NETWORKS, INC. Annual Meeting of Stockholders May 30, 2025 11:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jayshree Ullal, Chantelle Breithaupt and Marc Taxay, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ARISTA NETWORKS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 11:00 AM, Pacific Time on May 30, 2025, via a live webcast at www.virtualshareholdermeeting.com/ANET2025, and any adjournment or postponement thereof. This proxy, when properly signed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side